Exhibit 10.83

EXECUTION COPY

$1,065,000,000 TERM FACILITY

CREDIT AGREEMENT

by and among

CNL HOSPITALITY PARTNERS, LP
CNL RESORT HOSPITALITY, LP
and
CNL RESORT HOLDINGS GP, LLC
as the Borrowers
CNL HOSPITALITY PROPERTIES, INC.
as Guarantor
DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
and
THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO
as Lenders

DEUTSCHE BANK AG,
as the Administrative Agent for the Lenders

DEUTSCHE BANK SECURITIES INC.,
as the Lead Arranger
Dated as of April 2, 2004

TABLE OF CONTENTS

ARTICLE I. CREDIT FACILITY

1.1	Loan Amount
1.2	Funding of Loan
1.3	Repayment of Principal
1.4	Loan Extension.
1.5	Interest
1.6	Joint Borrower Provisions.

ARTICLE II. INTEREST RATE AND YIELD-RELATED PROVISIONS

2.1	Interest Rate
2.2	Payment of Interest
2.3	Inability to Determine Rate
2.4	Illegality
2.5	Funding
2.6	Requirements of Law Increased Costs.
2.7	Obligation of Lenders to Mitigate: Replacement of Lenders
2.8	Funding Indemnification
2.9	Taxes.
2.10	Post-Default Interest
2.11	Computations

ARTICLE III. PAYMENTS

3.1	Evidence of Indebtedness
3.2	Nature and Place of Payments
3.3	Prepayments.
3.4	Allocation of Payments Received.

ARTICLE IV. CREDIT SUPPORT

4.1	Guaranties
4.2	Pledge Agreements

ARTICLE V. CONDITIONS PRECEDENT

5.1	Conditions to Funding of Loan
5.2	Outside Closing Date

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.1	Financial Condition
6.2	No Material Adverse Effect
6.3	Compliance with Laws and Agreements

6.4	Organization, Power; Authorization; Enforceability.
6.5	No Conflict
6.6	No Material Litigation
6.7	Taxes
6.8	Investment Company Act
6.9	Subsidiary Entities
6.10	Federal Reserve Board Regulations
6.11	ERISA Compliance
6.12	Assets and Liens
6.13	Securities Acts
6.14	Consents. Etc.
6.15	Hazardous Materials
6.16	Regulated Entities
6.17	Copyrights. Patents, Trademarks and Licenses, etc.
6.18	REIT Status
6.19	Insurance
6.20	Full Disclosure
6.21	Indebtedness
6.22	Real Property
6.23	Brokers
6.24	No Default
6.25	Solvency
6.26	Advisory Agreement

ARTICLE VII. AFFIRMATIVE COVENANTS

7.1	Financial Statements
7.2	Certificates: Reports: Other Information
7.3	Maintenance of Existence and Properties
7.4	Inspection of Property: Books and Records: Discussions
7.5	Notices
7.6	Expenses
7.7	Payment of indemnified Taxes and Other Taxes and Charges
7.8	Insurance
7.9	Hazardous Materials
7.10	Compliance with Laws and Contractual Obligations: Payment of Taxes
7.11	Further Assurances
7.12	Single Purpose Entities
7.13	REIT Status
7.14	Use of Proceeds
7.15	Subordination.
7.16	Management of CNL Resort Properties;

ARTICLE VIII.

8.1	Liens

8.2	Indebtedness
8.3	Fundamental Change.
8.4	Dispositions
8.5	Investments
8.6	Transactions with Partners and Affiliates
8.7	Margin Regulations; Securities Laws
8.8	Organizational Documents
8.9	Fiscal Year
8.10	Advisory. Management, and Operating Lease Agreements
8.11	Distributions
8.12	Financial Covenants of Borrower Parties.

ARTICLE IX. EVENTS OF DEFAULT

9.1	Event of Default
9.2	Remedies

ARTICLE X. THE ADMINISTRATIVE AGENT

10.1	Appointment
10.2	Delegation of Duties
10.3	Exculpatory Provisions
10.4	Reliance by the Agents
10.5	Notice of Default
10.6	Non-Reliance on Agents and Other Lenders
10.7	Indemnification
10.8	Agents in Their Individual Capacity
10.9	Successor Administrative Agent
10.10	Limitations on Agents Liability

ARTICLE XI. MISCELLANEOUS PROVISIONS

11.1	No Assignment by Borrowers
11.2	Modification
11.3	Cumulative Rights; No Waiver
11.4	Entire Agreement
11.5	Survival
11.6	Notices
11.7	Governing Law
11.8	Assignments, Participations. Syndication. Etc.
11.9	Counterparts
11.10	Sharing of Payments
11.11	Confidentiality
11.12	Consent to Jurisdiction
11.13	Waiver of Jury Trial
11.14	Indemnity
11.15	Telephonic Instruction

11.16	Marshalling; Payments Set Aside
11.17	Set-off
11.18	Severability
11.19	No Third Parties Benefited
11.20	Time

ANNEXES:

Annex 1	Glossary

SCHEDULES:

Schedule 4.2	Pledged Subsidiaries

Schedule 6.6	Material Litigation

Schedule 6.11	ERISA

Schedule 6.14	Consents

Schedule 6.15	Hazardous Materials

Schedule 6.19	Insurance

Schedule 6.21	Indebtedness

Schedule 6.22	Projects

Schedule 8.1	Additional Permitted Liens

Schedule 8.4	Minimum Release Prepayments (CNL Resort Dispositions)

Schedule 8.6	Transactions with Affiliates

Schedule 11.6	Addresses for Notices, Etc.

Schedule G-1	Reserved

Schedule G-2	CNL Resort Properties

Schedule G-3	Qualified Managers

Schedule G-4	Designated Entities

Schedule G-5	Not Applicable

Schedule G-6	CNL Resort Entities Chart

Schedule G-7	CNL Resort TRS Lessees

EXHIBITS:

Exhibit A	Reserved

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Closing Certificate

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Note

Exhibit F	Form of Pledge Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”) is made and dated as of the 2nd day of April, 2004, by and among CNL HOSPITALITY PARTNERS, LP, a limited partnership organized under the laws of the state of Delaware (“CNL Partners”), CNL RESORT HOSPITALITY, LP, a limited partnership organized under the laws of Delaware (“CNL Resort”), CNL RESORT HOLDINGS GP, LLC, a limited liability company organized under the laws of Delaware (“CNL Resort GP,” and along with CNL Resort, “CNL Resort Holdings” and CNL Resort Holdings, along with CNL Partners, are referred to herein, jointly and severally, as the “Borrowers”); CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation (“CNL”); THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK AG (“DBAG”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

A.            The Borrowers have requested the Lenders to extend credit to the Borrowers in the form of a single disbursement term loan and that DBAG agree to act as administrative agent for the benefit of the Lenders with respect to such credit extension.

B.            The Lenders party hereto have agreed to extend such credit facility and DBAG has agreed to act as administrative agent on behalf of the Lenders on the terms and subject to the conditions set forth herein and in the other Loan Documents (as that term and capitalized terms are defined in, or the location of the definitions thereof referenced in, the Glossary attached hereto as Annex I and by this reference incorporated herein).

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE I.

CREDIT FACILITY

1.1           Loan Amount.

On the terms and subject to the conditions set forth herein, the Lenders severally agree that they shall fund their respective Percentage Shares of a term loan (the “Loan”), in the amount of $1,065,000,000 (the “Facility Amount”). Principal amounts on the Loan that are repaid or prepaid by Borrowers may not be reborrowed.

1.2           Funding of Loan.

Each Lender shall make its Percentage Share of the Loan available to the

Administrative Agent, in same-day funds, on the Closing Date at the Contact Office, ABA 02 1-00-1033 for the Administrative Agent’s Account No. 602-00-1 19, Ref: CNL Hospitality Partners, no later than 12:00 p.m. (New York time) on the Closing Date.

1.3           Repayment of Principal.

Subject to (i) the mandatory prepayment provisions of Section 3.3(2), (ii) the Loan extension provisions of Section 1.4 below, and (iii) any earlier acceleration of the Loan following an Event of Default, the principal balance of the Loan shall be payable in full on the date nine (9) months following the Closing Date (the “Initial Maturity”).

1.4           Loan Extension.

(1)           Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Borrowers shall have the option, to be exercised by giving written notice to the Administrative Agent at least fifteen (15) Business Days prior to the Initial Maturity Date, subject to the terms and conditions set forth in this Agreement, to extend the Initial Maturity Date by three (3) months to the date twelve (12) months following the Closing Date (the “Extended Maturity Date”). The request by the Borrowers for the extension of the Initial Maturity Date shall constitute a representation and warranty by the Borrower Parties that no Potential Default or Event of Default then exists and that all of the conditions set forth in Section 1 .4(2) below shall have been satisfied on the Initial Maturity Date.

(2)           The obligations of the Administrative Agent and the Lenders to extend the Initial Maturity Date as provided in Section 1 .4(1) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by the Administrative Agent in its good faith judgment: (A) on the Initial Maturity Date there shall exist no Potential Default or Event of Default; (B) the Borrowers shall have paid to the Administrative Agent for the ratable benefit of the Lenders an extension fee (the “Extension Fee”) equal to one-eighth of one percent (0.125%) of the outstanding principal balance of the Loan on the Initial Maturity Date (which fee Borrowers hereby agree shall be fully earned and nonrefundable under any circumstances when paid); (C) the representations and warranties made by the Borrower Parties in the Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Initial Maturity Date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 6 shall be subject to update in accordance with clause (D) below); (D) the Borrower Parties shall have delivered updates to the Administrative Agent of all the Schedules set forth in Article 6 hereof and such updated Schedules shall not disclose any conditions which would have a CNL Core Entity Material Adverse Effect or a CNL Resort Material Adverse Effect, in each case as determined by Administrative Agent in its reasonable judgment; (E) the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that the Borrower Parties are in compliance with the covenants set forth in Article 8 (F) Borrowers shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent in connection with such extension; and (G) the Guarantor and each Pledgor shall have acknowledged and ratified that their respective obligations under the Guaranty and the Pledge Agreements remain in full force and effect, and continue to guaranty or secure (as applicable) the Obligations under the Loan Documents, as extended.

(3)           The Administrative Agent shall notify each of the Lenders in the event that the Initial Maturity Date is extended as provided in this Section 1.4.

1.5           Interest.

Interest shall be payable on the outstanding principal balance of the Loan at the rates and on the dates set forth in Sections 2.1 and 2.2 below.

1.6           Joint Borrower Provisions.

(1)           Each Borrower hereby irrevocably designates, appoints and authorizes the other Borrowers as its agent and attorney-in-fact to take actions under this Agreement and any other Loan Document, together with such powers as are reasonably incidental thereto, The Administrative Agent and the Lenders shall be entitled to rely, and shall be fully protected in relying, upon any communication from or to any of the Borrowers (including, without limitation, any notice, consent or other instructions from any of the Borrowers) without any confirming communication from or to the other Borrowers; provided, however, that upon notice to any Borrower (which notice shall be given at the sole and absolute discretion of the Administrative Agent), the Administrative Agent shall be entitled to fail or refuse to take any action under this Agreement or any other Loan Document (to the extent such action requires communication, including, without limitation, any notice, consent or other instructions, from any of the Borrowers), unless the Administrative Agent has received confirming communications from all Borrowers. Any action taken by one Borrower under this Agreement and any other Loan Document shall be conclusively binding upon the other Borrowers.

(2)           Each Borrower agrees that it is jointly and severally liable to the Administrative Agent and the Lenders for the payment of all Obligations and that such liability is independent of the liability and obligation of the other Borrowers with respect thereto, whether such Obligations are due or not due, absolute or contingent, liquidated or unliquidated or whether such Obligations otherwise become unenforceable against the other Borrowers. Any payment by a Borrower of an Obligation shall not reduce its liability and obligation with respect to all other Obligations hereunder. A separate action or actions may be brought and prosecuted against one of the Borrowers whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action or actions. Each Borrower authorizes the Administrative Agent, on behalf of the Lenders, without notice or demand and without affecting its liability and obligations hereunder, from time to time, to (i) receive and hold security for the payment of the Obligations and exchange, enforce, waive, release, fail to perfect, sell or otherwise dispose of any such security, (ii) apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and (iii) release or substitute any one or more of endorser, guarantor or co-obligors of the Obligations.

(3)           Each Borrower waives any right to require the Administrative Agent or the Lenders to (i) proceed against the other Borrowers, (ii) proceed against or exhaust any security, or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers, or the cessation from any cause whatsoever of the liability of the other Borrowers, or any claim that such Borrower’s Obligations exceed or are more burdensome than those of the other Borrowers. Until the Obligations shall have been finally, irrevocably, indefeasibly paid in full, each Borrower waives any right of subrogation, reimbursement, indemnification or contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Agreement, and each Borrower waives any right to enforce any remedy which the Administrative Agent and/or the Lenders now have or may hereafter have against the other Borrowers and waives any benefit of, and any right to participate in, any security hereafter held by the Administrative Agent, on behalf of the Lenders for the Obligations. Each Borrower waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement and of the existence, creation or incurring of new or additional Obligations by the other Borrowers.

(4)           Each Borrower acknowledges and agrees that it will have the sole responsibility for obtaining from the other Borrowers such information concerning the other Borrowers’ financial conditions or business operations as such Borrower may require, and that the Administrative Agent and the Lenders have no duty at any time to disclose to any Borrower any information relating to the other Borrowers, including, without limitation, information regarding its business, operations or financial condition.

(5)           Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if any amount paid on account of the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by any Lender or the Administrative Agent or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (such payment, a “Preferential Payment”), then, to the extent of such Preferential Payment, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

ARTICLE II.

INTEREST RATE AND YIELD-RELATED PROVISIONS

2.1           Interest Rate.

The outstanding principal balance of the Loan shall bear interest from the date disbursed to but not including the date of payment calculated at a per annum rate equal to (subject to the provisions of Sections 2.3, ~4 and ~j.Q below) the Applicable LIBO Rate for the then-current Interest Period.

2.2           Payment of Interest.

The Borrowers shall pay interest on the Loan on the last day of each Interest Period, as set forth on an interest billing delivered by the Administrative Agent to the Borrowers (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on the second (2nd) Business Day prior to such date.

2.3           Inability to Determine Rate.

In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrowers) that by reason of circumstances affecting the interbank market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrowers. If such notice is given, the outstanding principal balance of the Loan shall bear interest during each day of any affected Interest Period at the Applicable Base Rate. The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the relevant Interest Period, and, following withdrawal of such notice by the Administrative Agent, the outstanding principal balance of the Loan shall bear interest pursuant to Section 2.1 above.

2.4           Illegality.

Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain the Loan based on the LIBO Rate as contemplated by this Agreement, the Loan shall automatically bear interest at the Applicable Base Rate at the end of the then-current Interest Period or within such earlier period as may be required by law. In the event of a conversion to interest based on the Base Rate prior to the end of the then-current Interest Period, the Borrowers hereby agree promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.8 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

2.5           Funding.

Each Lender shall be entitled to fund all or any portion of its Percentage Share of the Loan in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund the Loan through the purchase of offshore dollar deposits in the amount of such Lender’s Percentage Share of the Loan with a maturity corresponding to the applicable Interest Period.

2.6           Requirements of Law Increased Costs.

(1)           In the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued by any central baiik or other governmental authority, agency or instrumentality:

(A)          Does or shall subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of determining the Taxes imposed on payments to such Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender);

(B)           Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(C)           Does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining its Percentage Share of the Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or any corporation controlling such Lender, then, in any such case, the Borrowers shall, without duplication of amounts payable pursuant to Section 2.9, promptly pay to such Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender with respect to this Agreement or such Lender’s Percentage Share of the Loan, so long as such Lender requires substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender.

(2)           If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender to the Borrowers, accompanied by a certification that such Lender has required substantially all obligors under other commitments of this type made available by such Lender to similarly so compensate such Lender, shall constitute prima facie evidence thereof.

(3)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of such Lender’s right to demand such compensation. The provisions of this Section 2.6 shall survive the termination of this Agreement and payment of the Loan and all other Obligations.

2.7           Obligation of Lenders to Mitigate: Replacement of Lenders.

Each Lender agrees that:

(1)           As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Percentage Share of the Loan becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.6 above or Section 2.9 below or to cease maintaining the Loan based on the LIBO Rate under Section 2.4 above, such Lender will use reasonable efforts: (i) to maintain its Percentage Share of the Loan through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.6 above or pursuant to Section 2.9 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining the Loan based on the LIBO Rate under Section 2.4 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such Lender’s Percentage Share of the Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect the Loan or the interests of such Lender.

(2)           If the Borrowers receive a notice pursuant to Section 2.6 above or pursuant to Section 2.9 below or a notice pursuant to Section 2.4 above stating that a Lender is unable to maintain the Loan based on the LIBO Rate (for reasons not generally applicable to the Required Lenders), so long as (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) the Borrowers have obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Percentage Share of the Loan and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to the Borrowers, upon thirty (30) days’ prior written notice to such Lender and the Administrative Agent, the Borrowers may require, at the Borrowers’ expense, the Lender giving such notice to assign, without recourse, all of its Percentage Share of the Loan and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 11.8 below.

2.8           Funding Indemnification.

In addition to all other payment obligations hereunder, in the event: (1) the Loan is prepaid in full or in part prior to the last day of the applicable Interest Period,

whether following a voluntary prepayment, a mandatory prepayment or otherwise, or (2) the Borrowers shall fail to borrow the Loan on the Closing Date, then the Borrowers shall immediately pay to each Lender, through the Administrative Agent, an additional premium sum compensating such Lender for losses, costs and expenses incurred by such Lender in connection with such prepayment or such failure to borrow. Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of(i) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid (or not borrowed) (the “Incremental Payment”) for the period from the date of such payment or prepayment (or failure to borrow) to the last day of the then current Interest Period (or, in the case of a failure to borrow, to the last day of the Interest Period which would have commenced on the date specified therefor in the relevant notice) at the Applicable LIBO Rate provided for herein with respect to such Incremental Payment, over (2) the amount of interest that would have accrued (as reasonably determined by such Lender), based upon the interest rate established in the London interbank market for Dollar deposits, on amounts comparable to the Incremental Payment and maturities comparable to such period. A determination of any Lender as to the amounts payable pursuant to this Section 2.8 shall be conclusive absent manifest error.

2.9           Taxes.

(1)           Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)           The Borrowers shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.9) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)           Each Foreign Lender shall deliver to the Borrowers (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 87 1(h) or Section 88 1(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding or are subject to a reduced rate of withholding under the Code or applicable tax treaty (“Evidence of No Withholding”). Each Foreign Lender shall promptly notify the Borrowers and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrowers or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrowers hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrowers and the Administrative Agent. The Borrowers shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.9(5). if a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.9(5), then (i) the Borrowers (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrowers shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.9(1) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding. A Foreign Lender shall not be required to deliver any form or statement pursuant to Section 2.9(5) that such Foreign Lender is not legally able to deliver.

2.10         Post-Default Interest.

During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding shall, at the election of the Administrative Agent, bear interest at a per annum rate equal to three percent (3.0%) above the Applicable LIBO Rate during the applicable calculation period.

2.11         Computations.

All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

ARTICLE III.

PAYMENTS

3.1           Evidence of Indebtedness.

The obligation of the Borrowers to repay the Loan shall be evidenced by notations on the books and records of the Lenders. Such books and records shall constitute prima facie evidence thereof. Any failure to record the interest rate applicable thereto or any other information regarding the Obligations, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers with respect to any of the Obligations. Upon the request of a Lender, the Borrowers shall promptly execute and deliver to such Lender a Note evidencing such Lender’s Percentage Share of the Loan.

3.2           Nature and Place of Payments.

All payments made on account of the Obligations shall be made by the Borrowers, without setoff or counterclaim, in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any Indemnified Taxes or Other Taxes, fees or other charges of any nature whatsoever imposed by any taxing authority and must be received by the Administrative Agent by 1:00 p.m. (New York time) on the day of payment, it being expressly agreed and understood that if a payment is received after 1:00 p.m. (New York time) by the Administrative Agent, such payment will be considered to have been made by the Borrowers on the next succeeding Business Day and interest thereon shall be payable by the Borrowers at the rate otherwise applicable thereto during such extension. All payments on account of the Obligations shall be made to the Administrative Agent through the Contact Office. If any payment required to be made by the Borrowers hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

3.3           Prepayments.

(1)           Upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall promptly provide telephonic notice of the receipt thereof to each of the Lenders), the Borrowers may voluntarily prepay principal amounts outstanding under the Loan in whole or in part; provided, however, that voluntary prepayments shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Voluntary prepayments of principal pursuant to this Section 3.3(1), shall not relieve Borrowers from the obligation to make prepayments pursuant to Section 3.3(2).

(2)           Subject to Section 3.3(3) and Section 3.3(4), the Borrowers shall remit to the Administrative Agent as a mandatory prepayment for application against the outstanding principal balance of the Loan:

(A)          Concurrently with the consummation of any Disposition, Financing, or Securities issuance, that dollar amount equal to one hundred percent (100%) of Net Cash Proceeds in respect of any Disposition or Financing of any Properties of any CNL Entity, or the issuance of debt or equity Securities by such Persons (but in all events any such debt or equity issuance shall otherwise comply with the terms of this Agreement); provided, however, that with respect to a Securities issuance only, to the extent the outstanding principal balance of the Loan is less than $600,000,000 after giving effect to the application of all or part of the Net Cash Proceeds of such issuance towards prepayment of the Loan, the Borrowers shall only be required to remit as a mandatory prepayment that dollar amount equal to fifty percent (50%) of the remaining Net Cash Proceeds in respect of such issuance or any subsequent issuance of Securities (but in all events any such issuance shall otherwise comply with the terms of this Agreement); provided, further, that during each calendar quarter up to $35,000,000 of Net Cash Proceeds from the issuance of equity Securities may be paid as Distributions to the shareholders of CNL without any mandatory prepayment as otherwise provided herein, but: (i) in no event shall such Distributions exceed $75,000,000 over the term of the Facility; and (ii) if a Noticed Event of Default shall have occurred, Distributions may only be made to the extent permitted in Section 8.11.

(B)           With respect to any principal payments received by any CNL Entity in respect of any Disposition Promissory Note, (i) promptly, but in no event more than three (3) Business Days after the subject payment, one hundred percent (100%) of any such principal payments; provided, however, that no such payment need be made to Administrative Agent pursuant to this clause (i) until the aggregate of all principal sums then paid in respect of such Disposition Promissory Notes, and not previously paid to Administrative Agent pursuant to clause (ii) below, exceed $1,000,000; and (ii) on the first day of each January, April, July, and October, that dollar amount equal to one hundred percent (100%) of any principal payments made with respect to any Disposition Promissory Note during the immediately preceding fiscal quarter, less any sums paid to the Administrative Agent during such preceding fiscal quarter pursuant to clause (i) above.

(C)           With respect to any payments to be made to or on behalf of any CNL Entity as compensation for such CNL Entity entering into a management, franchise, or similar agreement with respect to any CNL Resort Property (whether or not such compensation is paid upon execution, in a lump sum, over time, or pursuant to a deferred payment arrangement, but not including any rent guaranty, credit support or enhancement, or similar arrangement entered into by the CNL Resort Property Owner in the Ordinary Course of Business), promptly, but in no event more than three (3) Business Days after entering into such compensation arrangement, one hundred percent (100%) of any such compensation.

(3)           The Borrowers shall pay in connection with any prepayment

hereunder, whether voluntary or mandatory, all interest accrued but unpaid on that portion of the Loan to which such prepayment is applied, and all amounts payable pursuant to Section 2.8 above, concurrently with payment of any principal amounts.

3.4           Allocation of Payments Received.

(1)           Prior to the occurrence of an Event of Default and acceleration of the Obligations, and unless otherwise expressly provided herein, all amounts received by the Administrative Agent on account of the Obligations shall be disbursed by the Administrative Agent to the Lenders pro rata in accordance with their respective Percentage Shares, by wire transfer of like funds received on the date of receipt if received by the Administrative Agent before 1:00 p.m. (New York time) or if received later, by 1:00 p.m. (New York time) on the next succeeding Business Day, without further interest payable by the Administrative Agent.

(2)           Following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent on account of the Obligations, shall be promptly disbursed by the Administrative Agent as follows:

(A)          First, to the payment of expenses incurred by the Administrative Agent in the performance of its duties and the enforcement of the rights of the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees (including all allocated costs of internal counsel), court costs and other amounts payable as provided in Section 7.6 below;

(B)           Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until interest accrued on the Loan has been paid in full;

(C)           Then, to the Lenders, pro rata in accordance with their respective Percentage Shares, until principal under the Loan has been paid in full;

(D)          Then, to the Lenders, pro rata to each Lender in accordance with the amount expressed in a percentage, which the amount of remaining Obligations owed to such Lender bears to all remaining Obligations held by all Lenders, until all other Obligations have been paid in full.

(3)           The order of priority set forth in Section 3.4(2) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the other Lenders as among themselves. The order of priority set forth in clauses (B) through (D) of Section 3.4(2) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrowers or any other Person. The order of priority set forth in clause (A) of Section 3.4(2) may be changed only with the prior written consent of the Administrative Agent.

ARTICLE IV.

CREDIT SUPPORT

4.1           Guaranties.

As credit support for the Obligations, on or before the Closing Date, CNL shall execute and deliver to the Administrative Agent the Guaranty.

4.2           Pledge Agreements.

As credit support for the Obligations, on or before the Closing Date, (i) CNL Partners shall execute and deliver to the Administrative Agent a Pledge Agreement pursuant to which it shall pledge to the Administrative Agent, all of its direct ownership interests in CNL Resort and CNL Resort GP; and (ii) CNL Hospitality GP Corp. and CNL Hospitality LP Corp shall execute and deliver to the Administrative Agent a Pledge Agreement pursuant to which they shall pledge to the Administrative Agent, all of their direct ownership interests in CNL Partners; and (iii) CNL shall execute and deliver to the Administrative Agent a Pledge Agreement pursuant to which it shall pledge to the Administrative Agent, all of its direct ownership interests in its Wholly-Owned Subsidiaries listed on Schedule 4.2 (such listed Subsidiaries, along with CNL Resort, CNL Resort GP, and CNL Partners (each in their capacities as pledged entities) being the “Pledged Subsidiaries” and all other Wholly-Owned Subsidiaries of CNL shall be referred to herein as the “Excluded Wholly-Owned Subsidiaries”).

ARTICLE V.

CONDITIONS PRECEDENT

5.1           Conditions to Funding of Loan.

As conditions precedent to the agreement of the Lenders to fund their respective Percentage Shares of the Loan:

(1)           The Borrowers and CNL shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and duly executed by the appropriate Persons (with sufficient copies for each of the Lenders), each of the following:

(A)          This Agreement;

(B)           To the extent requested by any Lender pursuant to Section 3.1 above, a Note payable to such Lender;

(C)           The Guaranty;

(D)          The Pledge Agreements;

(E)           A certificate of the Secretary or Assistant Secretary of the general partner or managing member (or other executive representative) of those Borrower Parties which are partnerships or limited liability companies attaching copies or other proper evidence of resolutions duly adopted by the Board of Directors of such general partner or managing member approving the execution, delivery and performance of the Loan Documents on behalf of such Borrower Parties and certifying the names and true signatures of the officers of such general partner or managing member authorized to sign the Loan Documents to which such Borrower Parties are party;

(F)           A certificate or certificates of the Secretary or an Assistant Secretary of those Borrower Parties which are corporations attaching copies or other proper evidence of resolutions duly adopted by the Board of Directors of such Borrower Parties approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party and certifying the names and true signatures of the officers of each of such Borrower Parties authorized to sign the Loan Documents on behalf of such Borrower Parties;

(G)           The following opinions of counsel for the Borrower Parties, each in form and substance reasonably acceptable to the Administrative Agent and the Lenders: (i) opinions of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. as to corporate, partnership, enforceability and other matters regarding the Borrower Parties and certain Pledgors under New York and Florida law, (ii) an opinion of Tydings and Rosenberg LLP as to corporate matters regarding CNL under Maryland law, (iii) an opinion of Greenberg Traurig as to corporate, partnership, security and other matters under Delaware law and as to the KSL Acquisition and KSL Conversion; and (iv) an opinion of Greenberg Traurig as to the qualification of CNL as a REIT under the Code, that CNL will be organized and operated in a manner so as to continue to qualify as a REIT subsequent to the KSL Acquisition and the KSL Conversion, and certain related opinions.

(H)          Copies of the Organizational Documents of each of the Borrower Parties, certified by the Secretary of State of the state of formation of such Person as of a recent date;

(I)            Copies of the Organizational Documents of each of the Pledged Subsidiaries, certified by the Secretary or an Assistant Secretary of such Person (or if such Person is a limited partnership or limited liability company, an authorized representative of its general partner or manager or other executive representative) as of the date of this Agreement as being accurate and complete;

(J)            A certificate of authority and good standing or analogous documentation as of a recent date for each of the Borrower Parties and the Pledged Subsidiaries, for each state in which such Person is organized, formed or incorporated, as applicable, and each state with respect to which the failure to be in good standing will have or is reasonably likely to have a Material Adverse Effect with respect to such Person;

(K)          From a Responsible Officer of each of the Borrower Parties, a Closing Certificate dated as of the Closing Date;

(L)           Confirmation from the Administrative Agent that all fees

required to be paid by the Borrowers on or before the Closing Date (including pursuant to the Fee Letter) have been, or will upon the funding of the Loan be, paid in full;

(M)         Evidence satisfactory to the Administrative Agent that all reasonable costs and expenses of the Administrative Agent and the Lenders, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrowers on or prior to the Closing Date have been, or will upon the funding of the Loan be, paid in full;

(2)           Each of the requirements set forth on Schedule 5.1(2) attached hereto shall have been met to the satisfaction of the Administrative Agent and the Lenders.

(3)           All representations and warranties of the Borrower Parties set forth herein and in the other Loan Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date (unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date).

(4)           There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.

(5)           All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to (i) the execution, delivery and performance of the Loan Documents by each of the Borrower Parties; (ii) the consummation of the KSL Acquisition; and (iii) and the consummation of the KSL Conversion shall have been done and performed.

(6)           All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.

5.2           Outside Closing Date.

If all conditions precedent set forth in Section 5.1 above shall not have been met to the satisfaction of the Administrative Agent and the Lenders on or before April 30, 2004, then the agreement of the Lenders to fund their respective Percentage Shares of the Loan shall terminate and this Agreement shall automatically be deemed of no further force or effect (except to the extent terms and provisions of this Agreement specifically provide that they shall survive termination hereof).

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

As an inducement to the Administrative Agent and each Lender to enter into this

Agreement and for the Lenders to advance their respective Percentage Shares of the Loan, each of the Borrower Parties, collectively and severally, represent and warrant, as of the Closing Date (or such later date as otherwise expressly provided in this Agreement) to the Administrative Agent and each Lender that:

6.1           Financial Condition.

Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent: (i) audited financial statements of CNL for 2002 and 2003 (the “Initial Financial Statements”) and (ii) a pro forma balance sheet and income statement (“Pro Forma Statement”) dated December 31, 2003 reflecting the pro forma combined performance of the Consolidated Entities and the CNL Resort Principal Entities.

All financial statements included in the Initial Financial Statements were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of CNL and its consolidated Subsidiaries as at the respective dates thereof. None of the Borrower Parties or any of their Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect. The Pro Forma Statement has been prepared in good faith based upon reasonable assumptions.

6.2           No Material Adverse Effect.

Since the Statement Date no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.

6.3           Compliance with Laws and Agreements.

Each of the CNL Entities is in compliance with all Requirements of Law and Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.4           Organization, Power; Authorization; Enforceability.

(1)           Each Borrower Party and Designated Entity (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the State of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement. Each of CNL Partners and CNL Resort is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which it is subject to taxation based on its income.

(2)           True, correct and complete copies of the Organizational Documents of each Borrower Party and Designated Entity, and of all documents evidencing or governing the KSL Acquisition and KSL Conversion (collectively, the “KSL Acquisition/Conversion Documents”), have been delivered to the Administrative Agent and have not been Modified except to the extent indicated therein. All of the Organization Documents are in full force and effect, and there are no defaults under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein) or the KSL Acquisition/Conversion Documents, and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents (including with respect to any restrictions on Indebtedness contained therein) or the KSL Acquisition/Conversion Documents.

(3)           The Borrower Parties and Pledgors have the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf. The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by any Borrower Party or Pledgor and to which any Borrower Party or Pledgor is a party and the consummation of the transactions contemplated thereby are within such Person’s partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of any such Person is necessary to consummate such transactions,

(4)           Each of the Loan Documents to which any Borrower Party or Pledgor is a party has been duly executed and delivered on behalf of such Person and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Person on or before the Closing Date have been performed or complied with, and no Potential Default or Event of Default exists thereunder.

6.5           No Conflict.

The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, and the KSL Acquisition/Conversion Documents will not violate any material Requirement of Law or any Organizational Document, any Hotel Management Agreement or Franchise Agreement identified in Schedule 6.5 attached hereto, or any material Contractual

Obligation of any of the CNL Entities; or create or result in the creation of any Lien on any material assets of any of the CNL Entities other than the Liens created by the Loan Documents.

6.6           No Material Litigation.

Except as disclosed on Schedule 6.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower Parties, threatened by or against any CNL Entity or against any such Person’s Properties or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7           Taxes.

All tax returns, reports and similar statements or filings of the CNL Entities have been timely filed. Except for Permitted Encumbrances, all taxes, assessments, fees and other charges of Governmental Authorities upon such Persons and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest; or (ii) the non-payment of such taxes, assessments, fees and other charges of Governmental Authorities would not, individually or in the aggregate, result in a Material Adverse Effect. The Borrower Parties have no knowledge of any proposed tax assessment against any CNL Entity that will have or is reasonably likely to have a Material Adverse Effect.

6.8           Investment Company Act.

None of the Borrower Parties or Pledgors, nor any Person controlling such entities is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 (as amended from time to time).

6.9           Subsidiary Entities.

The Borrower Parties have fully disclosed to Lenders all material aspects of the ownership structure of the Borrower Parties and their respective Subsidiary Entities, and have disclosed to Lenders (1)the correct legal name, the type of organization, and the jurisdiction of incorporation or organization of each Subsidiary Entity, and (2) the class of outstanding Capital Stock of such Persons along with the percentage thereof owned by the Borrower Parties and their Subsidiaries. None of such issued and outstanding Capital Stock or Securities of any CNL Entity is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as disclosed to Administrative Agent in writing prior to the Closing Date. The outstanding Capital Stock of each Subsidiary

Entity is duly authorized, validly issued, fully paid and nonassessable. Each CNL Core Entity: (A) is a corporation, limited liability company, or partnership, which is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

6.10         Federal Reserve Board Regulations.

None of the Borrower Parties or Pledgors is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.

6.11         ERISA Compliance.

Except as disclosed on Schedule 6.11:

(1)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 40 1(a) of the Code has received a favorable determination letter from the IRS, and to the best knowledge of the Borrower Parties, nothing has occurred which would cause the loss of such qualification.

(2)           There are no pending or, to the best knowledge of the Borrower Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to the best knowledge of the Borrower Parties, Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4)           No Pension Plan has any Unfunded Pension Liability which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under

Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that is subject to Section 4069 or 42 12(c) of ERISA which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.12         Assets and Liens.

Each of the CNL Entities has good and marketable title to all Property and assets reflected in the financial statements referred to in Section 6.1 above, except Property and assets sold or otherwise disposed of in the Ordinary Course of Business subsequent to the respective dates thereof, None of the CNL Entities has outstanding Liens on any of its Properties or assets nor are there any security agreements to which it is a party, except for Liens permitted in accordance with Section 8. 1.

(1)           The CNL Resort Property Owners have good and marketable title to the CNL Resort Properties identified in Schedule G-2, free and clear of all Liens whatsoever except for Liens permitted in accordance with Section 8.1. None of the Permitted Encumbrances with respect to the CNL Resort Properties have a CNL Resort Material Adverse Effect.

6.13         Securities Acts.

None of the CNL Entities have issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, (as amended from time to time, the “Ac!”) or any other law, nor are they in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934, (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect. None of the CNL Entities (including, but limited to the Borrower Parties’ best knowledge with respect to, the CNL Resort Entities) is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

6.14         Consents. Etc.

Except as disclosed in Schedule 6.14, no consent, approval or authorization of,

or registration, declaration or filing with any Governmental Authority or any other Person is required (i) to consummate the KSL Acquisition or the KSL Conversion, (ii) in connection with the execution and delivery of the Loan Documents by the Borrower Parties and Pledgors, (iii) in connection with the execution and delivery of the KSL Acquisition/Conversion Documents by any CNL Entities; or (iv) the performance of or compliance with the terms, provisions and conditions of the Loan Documents or the KSL Acquisition/Conversion Documents by such Persons, other than those that have been obtained or will be obtained by the legally required time.

6.15         Hazardous Materials.

The CNL Entities (including, but limited to the Borrower Parties’ best knowledge with respect to, the CNL Resort Entities) have in place and have materially adhered to an established enterprise-wide environmental liability and hazardous materials policy requiring commercially reasonable efforts to investigate the past and present environmental condition and use of all Properties as they are acquired, and to maintain material compliance with all material Hazardous Materials Laws. Based on such investigation (to the extent applicable), except as otherwise disclosed on Schedule 6.15,to the best knowledge of the Borrower Parties: (1) no Hazardous Materials have been discharged, disposed of, or otherwise released on, under, or from the Real Properties so as to be reasonably expected to result in both (A) a violation of Hazardous Materials Laws, and (B) a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect; (2) the CNL Entities have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except to the extent the failure to obtain such permits or comply therewith is not reasonably expected to result in (i) a CNL Resort Material Adverse Effect, or (ii) a material violation of Hazardous Materials Laws which would be reasonably expected to have a CNL Core Entity Material Adverse Effect; (3) none of the Real Properties owned by a CNL Entity is listed or proposed for listing on the National Priorities List (“~”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) no CNL Entity has sent or directly arranged for the transport of any hazardous waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list if doing so could reasonably be expected to result in a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect; (5) there is not now on or in any Real Property: (a) any landfill or surface impoundment; (b) any underground storage tanks; (c) any asbestos-containing material; or (d) any polychlorinated biphenyls (PCB), which in the case of any of clauses (a) through (d) could reasonably result in a violation of any Hazardous Materials Laws and a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect; (6) no environmental Lien has attached to any Real Properties; and (7) no other event has occurred with respect to the presence of Hazardous Materials on or under any Real Property owned by any CNL Entity, which would reasonably be expected to result in losses or liabilities in excess of $10 million in the aggregate.

6.16         Regulated Entities.

None of the CNL Entities: (1) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign person” within the meaning of Section 1445 of the Code.

6.17         Copyrights. Patents, Trademarks and Licenses, etc.

The CNL Entities own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that any such conflict or infringements, individually or in the aggregate, which would not result, or be expected to result, in a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the CNL Entities infringes upon any rights held by any other Person, except for any infringements, individually or in the aggregate, which would not result, or be expected to result, in a Material Adverse Effect.

6.18         REIT Status.

CNL (1) is organized and operated so as to qualify as a real estate investment trust (“REIT”) within the meaning of Section 856 et seq. of the Code for its taxable year ending December 31, 2004, (2) has qualified as a REIT for each of its taxable years beginning with its first taxable year ended December 31, 1997, (3) will continue to qualify as a RELT subsequent to the KSL Acquisition and the KSL Conversion and (4) has not engaged in any “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) of the Code other than any such transaction that would not have a CNL Core Entity Material Adverse Effect.

6.19         Insurance.

Schedule 6.19 accurately describes the overall company wide insurance coverages for the CNL Entities as of the Closing Date. Such insurance coverages are currently in full force and effect, in compliance with the requirements of section 7.8 hereof.

6.20         Full Disclosure.

The information provided to the Administrative Agent and the Lenders by or on behalf of the Borrower Parties relating to the CNL Entities and the transactions contemplated under the Loan Documents (including without limitation and any information provided in connection with Schedule 5.1(2)) shall not result in any Core Material Inaccuracy.

6.21         Indebtedness.

Schedule 6.21 sets forth, as of March 31, 2004, all Indebtedness for borrowed money of each of the CNL Entities (other than Indebtedness among CNL Entities), and, except as set forth on such Schedule 6.21, there are rio defaults in the payment of principal or interest on any such Indebtedness, and no payments thereunder have been deferred or extended beyond their stated maturity, and there has been no material change in the type or amount of such Indebtedness since December 31, 2003.

6.22         Real Property.

Set forth on Schedule 6.22 is a list, as of the date of this Agreement, of all of the Projects of the CNL Entities (and with respect to the CNL Resort Property Owners, the hotels and resorts owned by such Persons), indicating in each case the identity of the owner, lessee and manager and the location of the respective property.

6.23         Brokers.

None of the Borrower Parties has dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

6.24         No Default.

No Potential Default or Event of Default has occurred and is continuing.

6.25         Solvency.

After giving effect to the Loan, and the disbursement of the proceeds thereof pursuant to the Borrowers’ instructions, the Borrower Parties and Pledgors are each Solvent.

6.26         Advisory Agreement.

The advisory agreement between CNL and CNL Hospitality Corp. (the “Advisory Agreement”) relating to management services for CNL (i) is currently scheduled to terminate on March 31, 2005 (subject to annual optional extensions pursuant to the terms thereto), (ii) is in full force and effect, and (iii) has not been Modified except as disclosed in writing to the Administrative Agent and the Lenders prior to the Closing Date.

ARTICLE VII.

AFFIRMATIVE COVENANTS

As an inducement to the Administrative Agent and each Lender to enter into this Agreement and for the Lenders to advance their respective Percentage Shares of the Loan, each of the Borrower Parties, collectively and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid:

7.1           Financial Statements.

The Borrower Parties shall maintain, for themselves, and shall cause each of the CNL Entities to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. Each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the Administrative Agent, and shall be provided to Administrative Agent:

(1)           As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of CNL, the consolidated balance sheet of CNL and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flow of CNL and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Price Waterhouse Coopers or other independent certified public accountants of recognized national standing selected by the Borrowers and reasonably satisfactory to the Administrative Agent, which report shall be unqualified (except for qualifications that the Required Lenders do not, in their discretion, consider material) and shall state that such consolidated financial statements fairly present the financial position of CNL and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(2)           As soon as practicable, and in any event within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of CNL, for CNL and its Subsidiaries, unaudited balance sheets as at the close of each such period and the related combined statements of income and cash flow of CNL and its Subsidiaries for such quarter and the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the corresponding periods of the prior fiscal year, all in reasonable detail and in conformity with GAAP (except as otherwise stated therein), together with a representation by a Responsible Financial Officer, as of the date of such financial statements, that such financial statements have been prepared in accordance with GAAP (provided, however, that such financial statements may not include all of the information and footnotes required by GAAP for complete financial information) and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the financial information contained therein;

(3)           Together with each delivery of any quarterly or annual report pursuant to paragraphs (1) through (2) of this Section 7.1, CNL shall deliver a Compliance Certificate signed by CNL’s Responsible Financial Officer representing and certifying (1) that the Responsible Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of CNL and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or Potential Default or mandatory prepayment event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers, CNL or their Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Article 8, (3) a schedule of Total Liabilities in respect of borrowed money in the level of detail disclosed in CNL’s Form lO-Q filings with the Securities and Exchange Commission, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, and (4) a schedule of EBITDA.

(4)           To the extent not otherwise delivered pursuant to this Section 7.1, copies of all financial statements and financial information delivered by any Borrower Party or CNL Resort Principal Entity (or, upon Administrative Agent’s request, any Subsidiary Entity of such Persons) from time to time to the holders of any Indebtedness for borrowed money of such Persons, except, as to property level information obtained from third parties, to the extent precluded by confidentiality undertakings made in favor of such third parties in the Ordinary Course of Business of the subject Subsidiary Entity; and

(5)           Copies of all proxy statements, financial statements, and reports which any Borrower Party sends to its stockholders or limited partners, and copies of all regular, periodic and special reports, and all registration statements under the Act which any Borrower Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange; provided, however, that there shall not be required to be delivered hereunder such copies for any Lender of prospectuses relating to future series of offerings under registration statements filed under Rule 415 of the Act or other items which such Lender has indicated in writing to the Borrower Parties from time to time need not be delivered to such Lender.

(6)           Notwithstanding the foregoing, it is understood and agreed that to the extent CNL files documents with the Securities and Exchange Commission and such documents contain the same information as required by subsections (1), (2), (3) (only with respect to subclause (3)), (4) and (5) above, CNL may deliver copies, which copies may be delivered electronically, of such forms with respect to the relevant time periods in lieu of the deliveries specified in such clauses.

7.2           Certificates: Reports: Other Information.

The Borrower Parties shall furnish or cause to be furnished to the Administrative Agent and each of the Lenders directly:

(1)           As soon as available, but not later than thirty (30) days after the end of each calendar month, a statement of income and expenses and a statement of cash flow for each of the CNL Resort Properties;

(2)           Upon Administrative Agent’s request, which shall occur no more frequently than each calendar quarter, the Borrower Parties shall deliver to the Administrative Agent an update to Schedule 6.19 reflecting the current status of CNL’s insurance program.

(3)           Promptly, such additional financial and other information, including, without limitation, information regarding the CNL Entities, any of such entities’ assets and Properties, the KSL Conversion, and the KSL Acquisition as Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, such information as is necessary for any Lender to participate out any of its interests in the Obligations.

7.3           Maintenance of Existence and Properties.

The Borrower Parties shall, and shall cause each of the CNL Entities to, at all times: (1) maintain its corporate existence or existence as a limited partnership or limited liability company, as applicable (except where such failure is cured within three (3) Business Days, or with respect to a CNL Entity other than the Borrower Parties, where such failure does not, and would not be reasonably expected to, result in a CNL Core Entity Material Adverse Effect); provided that a CNL Entity, other than the Borrower Parties or other Designated Entities, (A) may change its form of organization from one type of legal entity to another to the extent otherwise permitted in this Agreement; (B) may effect a dissolution if such actions are taken subsequent to a Disposition of substantially all of its assets as otherwise permitted under this Agreement (including Section 8.4) and (C) may merge or consolidate with any Person as otherwise not prohibited by this Agreement (including Section 8.3); (2) maintain in full force and effect all rights, privileges, licenses, approvals, franchises, Properties and assets necessary to the conduct of its business; (3) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing will have a Material Adverse Effect; and (4) not permit, commit or suffer any waste or abandonment of any Project that will have a Material Adverse Effect.

7.4           Inspection of Property: Books and Records: Discussions.

The Borrower Parties shall, and shall cause each of the CNL Entities, to keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and shall permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make copies or abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired by the Administrative Agent or any Lender, and to discuss the business, operations, properties and financial and other condition of the CNL Entities with officers and employees of such Persons, and with their independent certified public accountants (provided that representatives of such Persons may be present at and participate in any such discussion). Administrative Agent and Lender’s inspection rights shall be limited, however, so that the same do not violate any rights of third-party managers or tenants of any Real Property, including without limitation confidentiality undertakings entered into in the Ordinary Course of Business of the CNL Entity which owns such Real Property.

7.5           Notices.

The Borrowers shall promptly, but in any event within five Business Days after obtaining knowledge thereof, give written notice to the Administrative Agent and each Lender directly of:

(1)           The occurrence of any Potential Default or Event of Default and what action the Borrowers have taken, are taking, or are proposing to take in response thereto;

(2)           The institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the CNL Entities and not previously disclosed pursuant to this Section 7.5, which action, Suit, proceeding, governmental investigation or arbitration (i) exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances expose, such Persons, in the Borrowers’ reasonable judgment, to liability in an amount aggregating $10,000,000 or more and is or are not covered by insurance, or (ii) seeks injunctive or other relief which, if obtained, may have a Material Adverse Effect, providing such other information as may be reasonably available to enable Administrative Agent and its counsel to evaluate such matters. The Borrowers, upon request of the Administrative Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration.

(3)           Any labor dispute to which any of the CNL Entities may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which could result in a Material Adverse Effect.

(4)           The bankruptcy or cessation of operations of any hotel operator or hotel management company which manages Projects contributing more than 5% of the Consolidated Entities Net Income.

(5)           The Disposition of any Project contributing more than 5% of the Consolidated Entities Net Income (in which event, such notice shall be accompanied by a Compliance Certificate).

(6)           Any event not disclosed pursuant to paragraphs (1) through (4) above which could reasonably be expected to result in a Material Adverse Effect.

7.6           Expenses.

The Borrowers shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel): (I) of the Administrative Agent incident to the preparation, negotiation and administration of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the due diligence review undertaken in connection therewith, and the syndication of the Loan (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Lenders and the Administrative Agent under the Loan Documents, and (2) of the Administrative Agent and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Borrower Party or a “workout” of the Obligations. The obligations of the Borrowers under this Section 7.6 shall survive payment of all other Obligations.

7.7           Payment of indemnified Taxes and Other Taxes and Charges.

The Borrower Parties shall, and shall cause each of the CNL Entities to, file all tax returns required to be filed in any jurisdiction and, if applicable, and except with respect to taxes subject to any Good Faith Contest, pay and discharge all Indemnified Taxes and Other Taxes imposed upon it or any of its Properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Indemnified Taxes and Other Taxes.

7.8           Insurance.

The Borrowers shall maintain for themselves and their Subsidiaries, or shall cause each of their Subsidiaries to maintain in full force and effect the insurance coverages and programs described on Schedule 6.19 or substantially similar policies and programs as are reasonably acceptable to the Administrative Agent.

7.9           Hazardous Materials.

The Borrower Parties shall do, and shall cause each of the CNL Entities which own Real Properties to do the following:

(1)           Keep and maintain all Real Properties in material compliance with any Hazardous Materials Laws unless the failure to so comply would not reasonably be expected to result in a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect.

(2)           Promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under any Real Properties that are in violation of any Hazardous Materials Laws and which would be reasonably expected to result in a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed (though no such action shall be required if any action is subject to a good faith contest) where a failure to perform such action would be reasonably expected to result in a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect.

(3)           Promptly advise the Administrative Agent and each Lender in writing of any of the following: (i) any Hazardous Material Claims known to Borrowers which would be reasonably expected to result in a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect; (ii) the receipt of any notice of any alleged violation of Hazardous Materials Laws with respect to a Real Property (and the Borrowers shall promptly provide the Administrative Agent and Lenders with a copy of such notice of violation), provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would result in a breach of subsections (1) or (2) above; and (iii) the discovery of any occurrence or condition on any Real Properties that could cause such Real Properties or any part thereof to be in violation of clauses (1) or, if not promptly remediated, (2) above. If the Administrative Agent andlor any Lender shall be joined in any legal proceedings or actions initiated in connection with any Hazardous Materials Claims, each Borrower Party shall indemnify, defend, and hold harmless such Person with respect to any liabilities and out-of-pocket expenses arising with respect thereto, including reasonable attorneys’ fees and disbursements.

(4)           Comply with each of the covenants set forth in subsections (1), (2) and (3) of this Section 7.9 with respect to all other Properties of the CNL Entities unless the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

7.10         Compliance with Laws and Contractual Obligations: Payment of Taxes.

The Borrower Parties shall, and shall cause each of the CNL Core Entities to, in each case where a failure to comply could have a CNL Resort Material Adverse Effect or a CNL Core Entity Material Adverse Effect: (1) comply, in all material respects, with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business, (2) comply, in all material respects, with all material Contractual Obligations and (3) comply with its respective Organizational Documents (including with respect to any restrictions on Indebtedness contained therein).

7.11         Further Assurances.

The Borrower Parties shall, and shall cause each of the CNL Entities to, promptly upon request by the Administrative Agent or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and

Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

7.12         Single Purpose Entities.

Each of CNL Resort and CNL Resort GP shall each be maintained as a Single Purpose Entity (but shall not be required to maintain Independent Directors) and each of the CNL Resort Property Owners shall comply in all material respects with all single purpose entity requirements set forth in the CNL Resort CMBS Documents, including the maintenance of Independent Directors (as defined and otherwise required in the CNL Resort CMBS Documents).

7.13         REIT Status.

CNL shall maintain its status as a REIT and (i) all of the representations and warranties set forth in clauses (1), (2), (3) and (4) of Section 6.18 shall remain true and correct at all times. CNL shall timely disclose to Administrative Agent all public information made available regarding its activities relating to any public offering of Securities of CNL and, subject to any limitations under applicable state or federal securities laws, shall keep Administrative Agent reasonably advised of its activities in this regard during the term of the Loan CNL Partners will do or cause to be done all things necessary to cause it to be treated as either a partnership or a disregarded entity for purposes of federal income taxation and the tax laws of any state or locality in which CNL Partners is subject to taxation based on its income.

7.14         Use of Proceeds.

The proceeds of the Loan shall be used to finance the KSL Acquisition.

7.15         Subordination.

(1)           Each Borrower Party (each a “Subordinated Creditor”) hereby absolutely and irrevocably subordinates, both in right of payment and in time of payment, (a) in the case of CNL, any and all present or future obligations and liabilities of the Borrowers to CNL, and (b) in the case of the Borrowers, any and all present and future obligations and liabilities of CNL to the Borrowers (such obligations and liabilities referred to in clauses (a) or (b) being “Subordinated Debt”), to the prior payment in full in cash of the Obligations or the obligations of CNL under the Guaranty, as applicable. Each Subordinated Creditor agrees to make no claim for, or receive payment with respect to, such Subordinated Debt until all Obligations and such obligations have been fully discharged in cash. Notwithstanding the foregoing, the Borrowers shall be entitled to declare and pay dividends or make distributions to equity holders with respect to their Capital Stock, as long as no Noticed Event of Default then exists (but subject to Sections 8.11 and 8.12), and the Borrower Parties may at any time prior to a Noticed Event of Default repay intercompany advances between and among themselves and their Wholly-Owned Subsidiaries.

(2)           All amounts and other assets that may from time to time be paid or distributed to or otherwise received by any Subordinated Creditor in respect of Subordinated Debt in violation of this Section 7.15 shall be segregated and held in trust by the Subordinated Creditor for the benefit of the Lenders and promptly paid over to the Administrative Agent.

(3)           Each Subordinated Creditor further agrees not to assign all or any part of the Subordinated Debt unless the Administrative Agent is given prior notice and such assignment is expressly made subject to the terms of this Agreement. If the Administrative Agent so requests, (a) all instruments evidencing the Subordinated Debt shall be duly endorsed and delivered to the Administrative Agent, (b) all security for the Subordinated Debt shall be duly assigned and delivered to Administrative Agent for the benefit of the Lenders, (c) the Subordinated Debt shall be enforced, collected and held by the relevant Subordinated Creditor as trustee for the Lenders and shall be paid over to the Administrative Agent for the benefit of the Lenders on account of the Obligations, and (d) the Subordinated Creditors shall execute, file and record such documents and instruments and take such other action as the Administrative Agent deems necessary or appropriate to perfect, preserve and enforce the Lenders’ rights in and to the Subordinated Debt and any security therefor. If any Subordinated Creditor fails to take any such action, the Administrative Agent, as attorney-in-fact for such Subordinated Creditor, is hereby authorized to do so in the name of the Subordinated Creditor. The foregoing power of attorney is coupled with an interest and cannot be revoked.

(4)           In any bankruptcy or other proceeding in which the filing of claims is required by Requirements of Law, each Subordinated Creditor shall file all claims relating to the Subordinated Debt that the Subordinated Creditor may have against the obligor thereunder and shall assign to the Administrative Agent, for the benefit of the Lenders, all rights relating to the Subordinated Debt thereunder. If any Subordinated Creditor does not file any such claim, the Administrative Agent, as attorney-in-fact for the Subordinated Creditor, is hereby authorized to do so in the name of the Subordinated Creditor or, in the Administrative Agent’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of the Administrative Agent or the Administrative Agent’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent for the benefit of the Lenders the amount payable on such claim and, to the full extent necessary for that purpose, each Subordinated Creditor hereby assigns to the Administrative Agent for the benefit of the Lenders all of the Subordinated Creditor’s rights to any such payments or distributions; provided, however, the Subordinated Creditor’s obligations hereunder shall not be satisfied except to the extent that the Administrative Agent receives cash by reason of any such payment or distribution.

(5)           Each of the Subordinated Creditors hereby agrees that the Administrative Agent and the Lenders may at any time in their discretion renew or extend the time of payment of the Obligations or exercise, fail to exercise, waive or amend any other of their rights under this Agreement, any Loan Document or any instrument evidencing or securing or delivered in connection therewith, and in reference thereto may make and enter into such agreements as to them may seem proper or desirable, all without notice to or further assent from the Subordinated Creditors (except as otherwise expressly required pursuant to this Agreement), and any such action shall not in any manner impair or affect the subordination set forth in this Section 7.15 or any of the Administrative Agent’s or Lenders’ rights hereunder. The Subordinated Creditors each hereby waive and agree not to assert against the Administrative Agent or the Lenders any rights which a guarantor or surety could exercise with respect to any indebtedness of any Borrower Party, but nothing in this Section 7.15 shall constitute the Subordinated Creditors a guarantor or surety.

7.16         Management of CNL Resort Properties;.

Each CNL Resort Property shall be managed by a Qualified Manager pursuant to property management, franchise or similar agreements in effect on the date hereof or such agreements reasonably satisfactory to the Administrative Agent, which shall not unreasonably withhold, condition or delay its approval of any new replacement or long-term management agreement arrangement requested by CNL. The applicable CNL Resort Property Owners shall comply with the material terms of the CNL Resort CMBS Documents with respect to the management of the CNL Resort Properties.

ARTICLE VIII.

NEGATIVE COVENANTS

As an inducement to the Administrative Agent and each Lender to enter into this Agreement and for the Lenders to advance their respective Percentage Shares of the Loan, each of the Borrower Parties, jointly and severally, hereby covenants and agrees with the Administrative Agent and each Lender that, as long as any Obligations remain unpaid:

8.1           Liens.

The Borrower Parties shall not, and shall not permit any of the CNL Entities to, create, incur, assume or suffer to exist, any Lien upon any of its Property except:

(1)           Liens that secure Indebtedness otherwise permitted under this Agreement (but no Indebtedness with respect to the CNL Resort Properties, other than the CNL Resort CMBS Loan and Indebtedness permitted under the CNL Resort CMBS Loan);

(2)           Permitted Encumbrances;

(3)           Liens which are the subject of a Good Faith Contest; and

(4)           Liens listed on Schedule 8.1.

Notwithstanding the foregoing, no Liens shall be permitted, directly or indirectly, on the Capital Stock of any Borrower, CNL Resort Principal Entity, or any Wholly-Owned Subsidiary of CNL (other than the Excluded Wholly-Owned Subsidiaries), except Liens in favor of the Administrative Agent for the benefit of the Lenders as contemplated hereunder.

8.2           Indebtedness.

The Borrower Parties shall not, and shall not permit the CNL Entities to, incur any Indebtedness other than the following, subject to the limitations set forth below:

(1)           the Obligations;

(2)           the Indebtedness described in Schedule 6.21 attached hereto;

(3)           a revolving credit facility in an aggregate principal amount not to exceed $50,000,000 incurred by one or more of the Borrower Parties or their Wholly-Owned Subsidiaries, secured by pledges of Capital Stock of certain of their Subsidiaries (which pledges shall not be required to be subordinated to the Pledge Agreements executed in connection with the Loan), and incurred on the basis of such other terms and conditions, all as are reasonably acceptable to the Administrative Agent;

(4)           trade debt and similar, customary Real Property-level operating obligations and contingent obligations (including obligations arising under operating leases and related management agreements, required backup letters of credit and similar obligations typically footnoted or considered contingent obligations under GAAP), all to the extent payable in the Ordinary Course of Business of the CNL Entities (but in the case of the CNL Resort Property Owners, no trade debt or other Indebtedness not otherwise permitted under the CNL Resort CMBS Documents);

(5)           Indebtedness incurred to fund future Investments described in Section 8.5(2) and 8.5(4) provided, however, that (i) Capitalized Lease Obligations relating to new Investments as described in Section 8.5(2) shall not exceed $10 million in the aggregate.

(6)           Any refinancing, extension or renewal of Indebtedness otherwise permitted hereunder on commercially reasonable terms, including without limitation any refinancing vehicle for the RFS Partnership high-yield bonds or the ING line of credit, provided further however that any such Financing transaction generating Net Cash Proceeds shall be subject to Section 3.3(A) hereof and to the prior written approval of Administrative Agent, not to be unreasonably withheld;

(7)           Indebtedness arising under any Permitted Encumbrance;

(8)           Indebtedness among CNL Entities, but only to the extent subordinated in accordance with Section 7.15.

provided, that the Indebtedness described in clauses (1) to (7) above shall only be permitted to the extent that after taking into account such Indebtedness, the Borrower Parties maintain compliance with the financial covenants set forth in Section 8.12 below.

8.3           Fundamental Change.

(1)           None of the Borrower Parties shall, nor shall they permit any CNL Entity to, do any or all of the following: merge or consolidate with any Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Properties and assets, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing; provided, that (a) any Subsidiary of a Borrower Party may merge or consolidate with another Subsidiary of a Borrower Party, and (b) any CNL Entity may merge or consolidate with another Person to effect the acquisition of a Project otherwise permitted under Section 8.5(3) so long as, in each case: (i) such merger shall not involve any Borrower Party, Designated Entity, or (without Administrative Agent’s prior written consent, which shall not be unreasonably withheld) any CNL Core Entity; and (ii) the entity resulting from such merger or consolidation is a Wholly-Owned Subsidiary of a Borrower Party.

(2)           None of the Borrower Parties shall, nor shall they permit any CNL Entity to, engage to any material extent in any business other than such Person’s business as conducted on the date hereof and businesses which are substantially similar, related or incidental thereto.

8.4           Dispositions.

The Borrower Parties shall not permit any of the following to occur:

(1)           Any Disposition of any of the Capital Stock of any of the Borrowers or Pledged Subsidiaries;

(2)           Any Disposition, directly or indirectly, of any of the Capital Stock of any CNL Resort Principal Entity; or

(3)           Any Disposition of a CNL Resort Property other than in compliance with the release provisions set forth in the CNL Resort CMBS Documents and then only if mandatory prepayment of the Loan is made in accordance with Section 3.3 and in the minimum amounts set forth in Schedule 8.4 attached hereto.

(4)           Any Di~position by any CNL Entity of any of its respective Properties if such Disposition (i) is not pursuant to an arms length transaction for fair market value; or (ii) would cause the Borrower Parties to be in violation of any of(a) the covenants set forth in Section 8.12 or (b) the mandatory prepayment requirements set forth in Section 3.3.

(5)           Any Disposition of the Capital Stock of CNL which results in a Change in Control.

8.5           Investments.

The Borrower Parties shall not, and shall not permit any of the CNL Entities to, directly or indirectly make any Investment, except that such Persons may make an Investment in the following, subject to the limitations set forth below:

(1)           Investments in cash and Cash Equivalents;

(2)           Investments made in the Ordinary Course of Business, provided that (i) construction, development, renovation, and other similar capital expenditure programs (“Development Investments”) with respect to any Real Property shall be deemed in the Ordinary Course of Business for purposes of this Section 8.5(2) so long as either (A) such Development Investment is made pursuant to projects or contracts that have already been initiated or executed, respectively, as of the Closing Date; or (B) the amount of such Investment with respect to any individual Real Property does not exceed 10% of the gross revenues generated by such Real Property; and (ii) any Indebtedness incurred in respect of such Investment, including any Capitalized Lease Obligations, shall be limited as provided in Section 8.2.

(3)           Investments consisting of the acquisition of Projects, provided that if Indebtedness is incurred to fund such an acquisition the principal amount of such Indebtedness shall not exceed 60% of the value of such Project as reflected in a Qualified Appraisal; and

(4)           Investment in the purchase of the Advisor in accordance with Section 8.6.

8.6           Transactions with Partners and Affiliates.

The Borrower Parties shall not, and shall not permit any of the CNL Entities to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with (i) a holder or holders of more than five percent (5%) of any class of equity Securities of CNL; or (ii) with any Affiliate of CNL which is not its Subsidiary (a “Transactional Affiliate”), except as set forth on Schedule 8.6 or except upon fair arid reasonable terms no less favorable to the Borrower Parties than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate. Nothing herein shall prohibit CNL from entering into and effectuating an agreement to purchase the Advisor in connection with CNL becoming a Public Company, provided such transaction (1) is recommended by a committee of independent members of the Board of Directors of CNL, and (2) Lehman Brothers or another nationally recognized investment banking firm has rendered a fairness opinion indicating that the compensation paid to the Advisor in connection with such transaction is fair to the Guarantor from a financial point of view.

8.7           Margin Regulations; Securities Laws.

Neither the Borrowers nor any CNL Entity shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

8.8           Organizational Documents.

Without the prior written consent of Administrative Agent and the Required Lenders, the Borrower Parties shall not, and shall not permit the Designated Entities to, Modify any of the terms or provisions in their respective Organizational Documents, except: (a) any Modifications necessary for CNL Partners or CNL to issue more Capital Stock (provided such issuance does not otherwise violate the terms of this Agreement); or (b) Modifications necessary to clarify existing provisions of such Organizational Documents; or (c) Modifications which would have no adverse, substantive effect on the rights or interests of the Lenders in conjunction with the Loan or under the Loan Documents; or (d) Modifications in connection with the Reconstitution of the Board (which shall be submitted to Administrative Agent for review at least 10 Business Days prior to such Modifications becoming effective); or (e) Modifications in conjunction with CNL becoming a Public Company, to the extent such Modifications have been approved by the Administrative Agent, which approval shall not be unreasonably withheld.

8.9           Fiscal Year.

None of the Borrower Parties shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12- month period ending on December 31 of each calendar year.

8.10         Advisory. Management, and Operating Lease Agreements.

(1) The Borrower Parties shall not, and shall not permit the CNL Entities to: (i) Modify in any material respect the Advisory Agreement without the consent of the Administrative Agent, or (ii) replace the Advisor as the advisor to CNL and CNL Partners without the consent of the Administrative Agent, such consent not to be unreasonably withheld if such replacement provider is an Affiliate of CNL; provided that no consent shall be required in the event CNL acquires the Advisor (and becomes an internally managed REIT) in accordance with Section 8.6.

(2)           The Borrower Parties shall not, and shall not permit the CNL Resort Entities to: (i) Modify the Management Agreements for the CNL Resort Properties without the consent of the Administrative Agent, or (ii) Modify the CNL Resort Operating Leases without the consent of the Administrative Agent, provided, in each instance, that Administrative Agent shall not unreasonably withhold, condition or delay its approval of any new replacement or long-term management agreement arrangement and related Operating Lease revisions requested by CNL.

8.11         Distributions.

No Borrower Party shall make (i) any Distribution if such Distribution would cause such Person to be in violation of the mandatory prepayment requirements set forth in Section 3.3 or (ii) in the event CNL has become a Public Company, Distributions during any period while a Noticed Event of Default has occurred and is continuing; or (iii) in the event CNL has not become a Public Company, (A) any Distributions after the occurrence of a monetary Event of Default (provided Administrative Agent has delivered written notice thereof to the Borrower Parties); or (B) any Distributions after the occurrence of any other Noticed Event of Default, unless such Distributions: (x) are necessary to maintain CNL’s status as a REIT, or (y) are paid in accordance with each of the following restrictions: (1) the Distribution is a payment of dividends consistent with CNL’s dividend policy in effect as of the Closing Date, (2) the Distribution does not exceed a dividend of $0.775 per share, and, (3) to the extent such Distributions arc proposed in conjunction with a Securities issuance, they do not exceed $35 million in any calendar quarter and $75 million over the term of the Facility. Nothing contained in this Section 8.11 shall constitute a limitation on any remedies Administrative Agent or Lenders may have under any guaranty or security instrument provided in connection with the Loan (including the Guaranty and the Pledge Agreements), other than the restrictions on the right to make Distributions as proved herein.

8.12         Financial Covenants of Borrower Parties.

(1)           Minimum Net Worth.  At any time, Net Worth shall not be less than $1,900,000,000.

(2)           Minimum Interest Coverage Ratio.  As of the last day of any Fiscal Quarter, the Interest Coverage Ratio shall not be less than 2.00.

(3)           Minimum Fixed Charge Coverage Ratio.  As of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.75.

(4)           Maximum Leverage.  At any time during the periods indicated below, the ratio of Total Liabilities to EBITDA shall not be less than the ratios set forth below:

Period	Ratio

From the Closing Date through the Initial Maturity Date	8.5:1

Upon extension of the Maturity Date, from the first day following the Initial Maturity Date to the Extended Maturity Date	8:1

The ratio described in clause (4) above shall be calculated on a pro forma basis reflecting the KSL Acquisition.

ARTICLE IX.

EVENTS OF DEFAULT

9.1           Event of Default.

Each of the following shall constitute an event of default under this Agreement (an “Event of Default”):

(1)           The Borrowers shall fail to make any payment of principal or interest on the Loan on the date when due, or shall fail to pay any other monetary Obligation (including any mandatory prepayments under Section 3.3) within three days of the date when due; or

(2)           Any representation or warranty made by the Borrower Parties in any Loan Document or in connection with any Loan Document either: (i) shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made, remains inaccurate, and was known to be inaccurate by the Borrower Parties when made; or (ii) constitutes a Core Material Inaccuracy; or

(3)           Any of the Borrower Parties shall default in the observance or performance of any covenant or agreement contained in Article 8 above (other than Section 8.12(4), which shall be subject to a 30 day cure period, and Section 8.8, which shall be subject to a three (3) day cure period) or Sections 7.3(1) (subject to the cure period of three Business Days provided therein, if applicable), 7.5(1), 7.12, 7.13, 7.14, or 7.15; or

(4)           Any of the Borrower Parties shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days following the date a Responsible Officer of such Borrower Party knew of such failure or Borrower Party received notice thereof from Administrative Agent; or

(5)           Any of the CNL Entities shall default in any payment of principal of or interest on any recourse Indebtedness (other than, in the case of the Borrowers, the Obligations, but otherwise not including Indebtedness which is not recourse as to payment of principal and interest to any of the CNL Core Entities) in an aggregate unpaid amount for all such Persons in excess of $25,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

(6)           Any of the CNL Entities shall default in any payment of principal of or interest on any non-recourse Indebtedness in an aggregate amount for all such Persons in excess of$ 100,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such non-recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

(7)           (1) Any of the CNL Core Entities shall commence any case,

proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (2) there shall be commenced against any of the CNL Core Entities any case, proceeding or other action of a nature referred to in clause (I) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (3) there shall be commenced against any of the CNL Core Entities any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within ninety (90) days from the entry thereof; or (4) any of the CNL Core Entities shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) any of the CNL Entities shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

(8)           (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of any of the Borrower Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any of the Borrower Parties or an ERISA Affiliate which has result or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $50,000,000 or (3) any of the Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(9)           One or more judgments or decrees in an aggregate amount in excess of $15,000,000 (excluding judgments and decrees covered by insurance, without giving effect to self-insurance or deductibles) shall be entered and be outstanding at any date against any of the CNL Entities and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal (or otherwise secured in a manner satisfactory to Administrative Agent in its reasonable judgment) within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

(10)         The Guarantor shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of the Guaranty; or

(11)         CNL shall fail to maintain its status as a REIT; or

(12)         Any Event of Default shall occur under any of the other Loan Documents; or

(13)         There shall occur a Change in Control.

9.2           Remedies.

If any Event of Default shall occur, then automatically upon the occurrence of an Event of Default under Section 9.1(7) above, and in all other cases, at the request or with the consent of the Required Lenders: (i) the Administrative Agent may (or at the direction of the Required Lenders shall) exercise, on behalf of the Lenders, all rights and remedies under the Guaranty, the Pledge Agreements, and any other collateral documents entered into with respect to the Loan; (ii) the outstanding principal balance of the Loan and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties, and (iii) the Administrative Agent may (or at the direction of the Required Lenders, shall), and, to the extent applicable, the Administrative Agent and the Lenders may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1         Appointment.

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2         Delegation of Duties.

The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3         Exculpatory Provisions.

None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (I) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations hereunder. The Administrative Agent and the other Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.

10.4         Reliance by the Agents.

Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by such Agent. As to the Lenders: (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders ratably in accordance with their respective Percentage Shares against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct), and (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

10.5         Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice and a Potential Default has occurred, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement, the Pledge Agreements or the Guaranty expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Lenders).

10.6         Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender. Each Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and the other Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any other Agent or any of their respective officers, directors, employees, agents, attorneys- in-fact or affiliates.

10.7         Indemnification.

The Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Percentage Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively. The provisions of this Section 10.7 shall survive the payment of the Obligations and the termination of this Agreement.

10.8         Agents in Their Individual Capacity.

The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Lead Arranger or an Agent hereunder. With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Lead Arranger or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Lead Arranger and each other Agent in its individual capacity.

10.9         Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders. If the Administrative Agent shall resign, then the Lenders (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrowers, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if the Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

10.10       Limitations on Agents Liability.

The Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1         No Assignment by Borrowers.

None of the Borrower Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders. Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.

11.2         Modification.

Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, the Guarantor, the Borrowers and, except for the Modifications and waivers requiring consent of one hundred percent (100%) of the Lenders referred to below, the Required Lenders. No such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders: (1) reduce the principal of, or rate of interest on, the Loan or fees payable hereunder or under the Fee Letter, (2) except as expressly contemplated by Section 11.8 below, modify the Percentage Share of any Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees, (5) release CNL from its obligations under the Guaranty, release any Borrower from its obligation to repay the Loan, release any of the pledgors under the Pledge Agreements or release any portion of the collateral pledged under the Pledge Agreements (except for such releases as may be specifically authorized by or otherwise approved in accordance with this Credit Agreement), (6) Modify this Section 11.2, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders. It is expressly agreed and understood that the election by the

Required Lenders to accelerate amounts outstanding hereunder and/or to terminate the obligation of the Lenders to make Loans hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement or any other Loan Document. No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

11.3         Cumulative Rights; No Waiver.

The rights, powers and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent and the Lenders relating hereto, at law, in equity or otherwise. Any delay or failure by Administrative Agent and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent or the Lenders, and no single or partial exercise by the Administrative Agent or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11.4         Entire Agreement.

This Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11.5         Survival.

All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11.6         Notices.

All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (i) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (ii) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (iii) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 11.6 attached hereto. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

11.7         Governing Law.

This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.

11.8         Assignments, Participations. Syndication. Etc.

(1)           With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate) (each an “Assignee”) all or any part of such Lender’s Percentage Share of the Loan and the other Obligations held by such Lender hereunder, in a minimum amount of $1,000,000, which minimum amount may be an aggregated amount in the event of simultaneous assignments to or by two or more funds under common management (or if such Lender’s Percentage Share of the Loan is less than $1,000,000, one hundred percent (100%) thereof); provided, however, that CNL, the Borrowers and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrowers and the Administrative Agent an Assignment and Acceptance Agreement and (iii) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3500.

(A)          From and after the date that the Administrative Agent notifies the assignor Lender and the Borrowers that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee: (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights arid be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Percentage Shares resulting therefrom.

(2)           Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrowers shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such

Assignee’s Percentage Share of the Loan.

(3)           Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in the Loan and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrowers and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.5, 2.6, 2.8, and 2.9 (and subject to the burdens of Sections 2.7, 2.9(5), and 11.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 11.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(4)           Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its Percentage Share of the Loan held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Percentage Share of the Loan made by the Borrowers to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers’ obligations hereunder in respect to such assigned Percentage Share of the Loan to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

(5)           Subject to Section 11.8(1) above, the Lead Arranger may syndicate the Loan and the other Obligations held by the Lenders hereunder before or after the Closing Date, and the Lead Arranger (or its designated Affiliates) shall manage all aspects of such syndication, including the number and identity of the potential Lenders participating in the syndication and the Loan amounts and compensation offered in connection therewith. Each Borrower Party agrees to take all actions as the Lead Arranger (or its designated Affiliates) may reasonably request to assist in the syndication, including: (i) making its senior management and representatives available to participate in informational meetings with potential Lenders at such times and places as the Lead Arranger (or its designated Affiliates) may reasonably request; (ii) using its reasonable efforts to ensure that the syndication efforts benefit from such Borrower Party’s lending relationships; and (iii) providing the Lead Arranger (or its designated Affiliates) with all information reasonably deemed necessary to successfully complete the syndication.

(6)           Until the date the Lead Arranger notifies the Borrowers that the syndication of the Loan has been completed, the Borrower Parties shall not, and shall not permit the CNL Entities to engage any Person to effect any offering, placement or arrangement of debt securities or any bank financing by or on behalf of any CNL Entity.

11.9         Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

11.10       Sharing of Payments.

If any Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s Percentage Share thereof, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender is hereby authorized by the Borrower Parties to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender. Each Lender hereby agrees to exercise any such rights first against the Obligations and only then to any other Indebtedness f the Borrowers to such Lender.

11.11       Confidentiality.

Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information. Nothing contained herein shall restrict any Lender from disclosing such information (i) pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; and (vii) to any Participant or Assignee and to any prospective

Participant or Assignee, provided that each Participant and Assignee or prospective Participant or Assignee first agrees to be bound by the provisions of this Section 11.11.

11.12       Consent to Jurisdiction.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON- EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS MAY BE MADE BY ANY MEANS PERMITTED BY NEW YORK LAW.

11.13       Waiver of Jury Trial.

EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.14       Indemnity.

Whether or not the transactions contemplated hereby are consummated, each of the Borrower Parties shall indemnify and hold the Administrative Agent, the other Agents and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loan and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loan or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) provided, however, that the Borrower Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 11.14 shall survive payment of all other Obligations.

11.15       Telephonic Instruction.

Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrowers. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic notice. The obligation of the Borrowers to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic notice.

11.16       Marshalling; Payments Set Aside.

Neither the Administrative Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

11.17       Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower Parties, any such notice being waived by the Borrower Parties to the fullest extent permitted by law, to set off and apply in favor of the Lenders any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrower Parties against any and all Obligations owing to the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to (i) notify the Borrower Parties and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Administrative Agent for the ratable benefit of the Lenders.

11.18       Severability.

The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11.19       No Third Parties Benefited.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders and the Administrative Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.20       Time.

Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

[Signature Pages Followingl

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWERS:

CNL HOSPITALITY PARTNERS, LP, a Delaware limited partnership

	By:	CNL Hspitality GP Corp.,
a Delaware corporation
Its general partner

		By:	/s/ Paul H. Williams
Name: Paul H. Williams
Title: Senior Vice President

CNL RESORT HOSPITALITY, LP a Delaware limited partnership

	By:	CNL Resort Holdings GP, LLC,
a Delaware limited liability company
Its general partner

		By:	/s/ Paul H. Williams
Name: Paul H. Williams
Title: Senior Vice President

CNL RESORT HOLDINGS GP, LLC, a Delaware limited liability company

	By:	/s/Paul H. Williams
Name: Paul H. Williams
Title: Senior Vice President

GUARANTOR:

CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation

	By:		/s/ Paul H., Williams
Name: Paul H. Williams
Title: Senior Vice President

LENDERS AND AGENTS	DEUTSCHE BANK AG, as Administrative Agent

By:	/s/ Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

By:	/s/Brenda Casey
Name: Brenda Casey
Title: Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Lender

By:	/s/Steven P. Lapham
Name: Steven P. Lapham
Title: Managing Director

By:	/s/Brenda Casey
Name: Brenda Casey
Title: Vice President

ANNEX I: GLOSSARY

THIS GLOSSARY is attached to and made a part of that certain Credit Agreement (the “Credit Agreement”) dated as of April 2, 2004 by and among CNL HOSPITALITY PARTNERS LP, a limited partnership organized under the laws of the state of Delaware (“CNL Partners”) CNL RESORT HOSPITALITY, LP, a limited partnership organized under the laws of Delaware (“CNL Resort”), CNL RESORT HOLDINGS GP, LLC, a limited liability company organized under the laws of Delaware (“CNL Resort GP”), and together with CNL Resort, “CNL Resort Holdings”), (CNL Partners, CNL Resort and CNL Resort GP being referred to herein, jointly and severally, as the “Borrowers”); CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation (“CNL”); THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK AG, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). For purposes of the Credit Agreement and the other Loan Documents, the terms set forth below shall have the following meanings:

“Act” shall have the meaning given such term in Section 6.13 of the Credit Agreement.

“Administrative Agent” shall have the meaning given such term in the preamble to the Credit Agreement and shall include any successor to Deutsche Bank AG as the initial “Administrative Agent” thereunder.

“Advisory Agreement” shall have the meaning given such term in Section 6.26 of the Credit Agreement.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means the power to direct the management and policies of such Person. In the case of a Lender which is a fund that invests in loans, any other fund that invests in loans which is managed by the same investment advisor as such Lender, or by another Affiliate of such Lender or such investment advisor, shall be deemed an Affiliate of such Lender.

“Agents” shall mean the Administrative Agent, the Lead Arranger and any other Persons acting in the capacity of an agent for the Lenders under the Credit Agreement, together with their permitted successors and assigns.

“Applicable Base Rate” shall mean the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus one and one-half percent (1.50%).

“Applicable LIBO Rate” shall mean, with respect to the applicable Interest Period, the per annum rate equal to the Reserve Adjusted LIBO Rate plus the percentage (per annum) set forth below which corresponds to the then current applicable period:

Period	LIBO Spread

Closing Date through (and including) the Initial Maturity Date	2.75%

following the Initial Maturity Date	3.50%

“Assignee” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached to the Credit Agreement as Exhibit B.

“Base Rate” shall mean on any day the higher of: (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).

“Borrower Parties” shall mean, jointly and severally, each of the Borrowers and the Guarantor.

“Borrowers” shall mean, jointly and severally, CNL Partners, CNL Resort and CNL Resort GP.

“Bullet Payment” shall mean any payment of the entire unpaid balance of any Indebtedness at its final maturity other than the final payment with respect to a loan that is fully amortized over its term.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated to close their regular banking business.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Loan Fees” shall mean, with respect to the CNL Entities, and with respect to any period, any upfront, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

“Cash Equivalents” shall mean, with respect to any Person: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof of Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above; and (1) other investments of comparable security and liquidity to those enumerated in clauses (a) through (e) above.

“Change in Control” shall mean, with respect to CNL, the occurrence of either of the following: (1) a change in the beneficial ownership within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 of the Capital Stock of CNL having general voting rights so that more than twenty-five percent (25%) of the Capital Stock of CNL is held by a Person, such Persons Affiliates, or two (2) or more Persons (or their Affiliates) acting in concert, unless the Administrative Agent and the Required Lenders have approved in advance in writing the identity of such Person or Persons or (ii) the resignation or removal from the Board of Directors of fifty percent (50%) or more of the members of CNL’s Board of Directors during any twelve (12) month period for any reason other than death, disability or voluntary retirement or personal reasons, unless otherwise approved in advance in writing by the Required Lenders. “Change of Control” shall not be deemed to occur (1) upon the issuance of new Capital Stock in CNL as long as (A) the conditions set forth in clause (i) and (ii) are otherwise satisfied; and (B) the aggregate proceeds raised by CNL in connection with such issuance do not exceed $1.5 billion; or (2) as a result of the Reconstitution of the Board.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of the Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of the Credit Agreement or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of the Credit Agreement.

“Closing Certificate” shall mean a certificate in the form of that attached to the Credit Agreement as Exhibit C.

“Closing Date” shall mean the date as of which all conditions set forth in Section 5.! of the Credit Agreement shall have been satisfied or waived and the Loan shall have been funded.

“CNL,” “CNL Partners,” “CNL Resort,” and “CNL Resort GP” shall each have the meanings given such terms in the preamble to the Credit Agreement.

“CNL Core Entities” shall mean any of the following: (i) any Borrower Party; (ii) any Pledgor; (iii) any Pledged Subsidiary; (iv) any CNL Resort Principal Entity; or (v) any other CNL Entity which either alone, or in combination with other CNL Entities adversely affected by a breach of the subject representation, covenant, or Event of Default under this Agreement (for example three CNL Entities have commenced bankruptcy proceedings in default under Section 9.1(7)), generates 5% or more of the Consolidated Entities’ Net income.

“CNL Core Entity Material Adverse Effect” shall mean any of the following: (1) a Material Adverse Effect; or (2) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any CNL Core Entities.

“CNL Entities” shall mean the Borrower Parties, the CNL Resort Principal Entities, and all Subsidiary Entities of such Persons.

“CNL Hospitality GP” shall mean CNL Hospitality GP Corp., a Delaware corporation.

“CNL Hospitality LP” shall mean CNL Hospitality LP Corp., a Delaware corporation.

“CNL Principals” shall mean Jim Seniff, Robert Bourne, Tom Hutchison, and John Griswold.

“CNL Resort Affiliate Lessees” shall mean those certain CNL Resort Entities which are the lessees under the CNL Resort Operating Leases, as further listed on Schedule G-2 to the Credit Agreement.

“CNL Resort CMBS Loan” shall mean that certain loan in the original amount of $794 million from German American Capital Corporation, as original lender, to certain of the CNL Resort Property Owners, which loan is evidenced and secured by the CNL Resort CMBS Documents.

“CNL Resort CMBS Documents” shall mean (i) that certain Loan and Security Agreement dated May 7, 2003 by and between German American Capital Corporation, as the original lender, and certain of the CNL Resort Property Owners, as amended on or prior to the Closing Date; (ii) all “Loan Documents” as defined in such Loan and Security Agreement; and (iii) any and all other documents and agreements evidencing or securing the CNL Resort CMBS Loan.

“CNL Resort Entities” shall mean CNL Resort Holdings and each of its Subsidiary Entities.

“CNL Resort Holdings” shall have the meaning set forth in the preamble to the Credit Agreement.

“CNL Resort Material Adverse Effect” shall mean (1) with respect to (a) the CNL Resort Property Owners taken as a whole, or (b) all other CNL Resort Principal Entities taken as a whole, a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of such Persons, or (2) a material impairment of the ability of the relevant CNL Resort Property Owners to refinance the CNL Resort CMBS Loan.

“CNL Resort Operating Leases” shall mean those certain leases between CNL Resort Property Owners and CNL Resort Affiliate Lessees described more fully in Schedule G-7 attached hereto.

“CNL Resort Portfolio” shall mean, collectively, the CNL Resort Properties.

“CNL Resort Principal Entities” shall mean, jointly and severally, CNL Resort Holdings and certain of their Subsidiaries listed in Schedule G-l to the Credit Agreement.

“CNL Resort Properties” shall mean each Real Property listed on Schedule G-2 to the Credit Agreement.

“CNL Resort Property Owners” shall mean the owners of the CNL Resort Properties listed on Schedule G-2 to the Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect. “Commitment Letter” means the letter agreement, dated February 12, 2004, between Deutsche Bank AG, Cayman Islands Branch, and CNL, relating to the commitment with respect to the Loan.

“Compliance Certificate” shall mean a certificate in the form of that attached to the Credit Agreement as Exhibit D.

“Consolidated Entities” means, collectively, (i) the Borrower Parties, (ii) CNL’s Subsidiaries; and (iii) any other Person the accounts of which are consolidated with those of CNL in the consolidated financial statements of CNL in accordance with GAAP.

“Contact Office” shall mean the office of Administrative Agent located at Deutsche Bank AG, do .DB Services, MS JCYO5-05 1190 Hudson Street, Jersey City, NJ 07302, Fax: 201-593-2309, Attention: Mary Rodwell, or such other offices as the Administrative Agent may notify the Borrowers and the Lenders from time to time in writing.

“Contingent Obligation” as to any Person shall mean, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Person required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, guarantees of completion and non-recourse carve outs in secured loans shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Material Inaccuracy” shall mean that both of the following have occurred:  (i) statements, representations, or information made or provided to Administrative Agent or Lenders in connection with the Loan by or on behalf of a Borrower Party is not true, correct and complete or omits to state a fact necessary to make the statements, representations, or information made or provided, in light of the circumstances under which they are made or provided, not misleading, and (ii) such inaccuracy results in or has a CNL Core Entity Material Adverse Effect.

“Credit Agreement” shall mean the Credit Agreement defined in the introductory paragraph of this Glossary, as the same may be Modified, extended or replaced from time to time.

“Depreciation and Amortization Expense” shall mean (without duplication), for any period, the sum for such period of total depreciation and amortization expense, whether paid or accrued, of the Consolidated Entities.

“Designated Entities” shall mean the Persons listed on Schedule G-4 to the Credit Agreement.

“Development Investment” shall have the meaning set forth in Section 8.5(2).

“Disposition” shall mean the sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in a Property, including any sale, conveyance, pledge, hypothecation, ground lease, encumbrance, creation of a security interest with respect to, or other transfer, at any tier, of any ownership interest in any CNL Entity;

provided, however, that Disposition shall not include any Permitted Encumbrances; provided further that such exclusion of Permitted Encumbrances shall not apply to the Dispositions described in Sections 8.4(1) and 8.4(2) of the Credit Agreement.

“Disposition Promissory Note” shall mean any promissory note received as consideration for the Disposition of a Property subject to Section 3.3 of the Credit Agreement.

“Disqualified Capital Stock” shall mean with respect to any Person any Capital Stock of such Person (other than preferred stock of CNL issued and outstanding on the Closing Date) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

“Distribution” shall mean with respect to any Borrower Party: (i) any distribution of cash or Cash Equivalent, directly or indirectly, to the partners or holders of Capital Stock of such Persons, or any other distribution on or in respect of any partnership, company or equity interests of such Persons; (ii) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Persons; OR (iii) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of such Persons, directly or indirectly.

“EBITDA” shall mean, for the twelve months then most recently ended, solely with respect to the Consolidated Entities, (i) Net Income, plus (without duplication) (A) Interest Expense, (B) Tax Expense, and (C) Depreciation and Amortization Expense, in each case for such period.

“Eligible Assignee” shall mean any of the following:

(a)           A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;

(b)           A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c)           A Person that is engaged in the business of commercial banking and that is: (1) an Affiliate of a Lender, (2) an Affiliate of a Person of which a Lender is an Affiliate, or (3) a Person of which a Lender is an Affiliate;

(d)           An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which invests in bank loans and has a net worth of $500,000,000; and

(e)           Any fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000;

provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person: (i) such Person is able to make or maintain, as applicable, its portion of the Loan in U.S. dollars, and (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.9(5) of the Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Consolidated Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (a) for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by any Consolidated Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by any Consolidated Entity to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (1) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Entity or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England are open for domestic and international business.

“Event of Default” shall have the meaning given such term in Section 9 of the Credit Agreement.

“Evidence of No Withholding” shall have the meaning given such term in Section

2.9 of the Credit Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Credit Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.9(5) of the Credit Agreement; provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.9(5) of the Credit Agreement solely by reason of there having occurred a Change in Law.

“Excluded Wholly-Owned Subsidiaries” shall have the meaning given such term in Section 4.2 of the Credit Agreement.

“Extended Maturity Date” shall have the meaning given such term in Section 1.4(11 of the Credit Agreement.

“Extension Fee” shall have the meaning given such term in Section 1.4(2) of the Credit Agreement.

“Facility Amount” shall have the meaning given such term in Section 1.1 of the Credit Agreement.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” shall mean the letter agreement dated February 12, 2004 between Deutsche Bank AG, Cayman Islands Branch and CNL relating to fees.

“Financing” shall mean any transaction pursuant to which new indebtedness is incurred in respect of or secured by a Property subject to the mandatory payment provisions of Section 3.3 of the Credit Agreement, but shall not include advances under the revolving credit lines permitted under Section 8.2(3) of the Credit Agreement.

“Fiscal Ouarter” or “fiscal quarter” means any three-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as CNL may designate and the Administrative Agent may approve in writing.

“Fixed Charge Coverage Ratio” shall mean, at any time, the ratio of(i) EBITDA for the twelve months then most recently ended, to (ii) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, solely with respect to the Consolidated Entities, the sum of the amounts for such period of(i) scheduled payments of principal of Indebtedness of the Consolidated Entities (other than any Bullet Payment, including any Bullet Payment with respect to the Loan), (ii) Interest Expense, (iii) payments of dividends in respect of Disqualified Capital Stock; and (iv) to the extent not otherwise included in Interest Expense, dividends and other distributions paid during such period by the Borrower Parties with respect to preferred stock or preferred operating units.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time; provided that for purposes of calculating the covenants set forth in Section 8.12 of the Credit Agreement, GAAP shall mean generally accepted accounting principles in the United States of America in effect as of the Closing Date.

“Good Faith Contest” means the contest of an item if(l) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (2) adequate reserves are established if required by, and in accordance with, GAAP with respect to the contested item, (3) during the period of such contest, the enforcement of any contested item is effectively stayed and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean CNL.

“Guaranty” shall mean the unconditional guaranty executed by CNL in favor of Administrative Agent pursuant to the terms of the Credit Agreement, in a form approved by the Administrative Agent.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations.

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

“Hedging Obligations” of a Person means any and all obligations of such Person or any of its Subsidiaries, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Incremental Payment” shall have the meaning given such term in Section 2.8 of the Credit Agreement.

“Indebtedness” of any Person shall mean without duplication, (a) all liabilities and obligations of such Person, whether consolidated or representing the proportionate interest in any other Person, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, and including construction loans), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors (but specifically excluding from such exception the deferred purchase price of real property), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person (in an amount equal to the lesser of the obligation so secured and the fair market value of such property), (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; or (ix) consisting of Net Hedging Obligations; or (b) all Contingent Obligations and liabilities and obligations of others of the kind described in the preceding clause

(a) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire for cash or non-cash consideration any Capital Stock or other equity interests and (c) obligations of such Person to purchase for cash or non-cash consideration Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property. For the avoidance of doubt, Indebtedness of any water, sewer, or other improvement district that is payable from assessments or taxes on property located within such district shall not be deemed to be Indebtedness of any Person owning property located within such district; provided that such Person has not otherwise obligated itself in respect of the repayment of such Indebtedness. Notwithstanding the foregoing, the Indebtedness of one Consolidated Entity to another Consolidated Entity shall not be considered for the purposes of Section 8.12 of the Credit Agreement and the calculation of the financial covenants set forth therein nor shall such Indebtedness be considered a Financing.

“Indemnified Liabilities” shall have the meaning given such term in Section 11.14 of the Credit Agreement.

“Indemnified Person” shall have the meaning given such term in Section 11.14 of the Credit Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Financial Statements” shall have the meaning given such term in Section 6.1 of the Credit Agreement.

“Initial Maturity Date” shall have the meaning given such term in Section 1.3 of the Credit Agreement.

“Intangible Assets” shall mean (i) all unamortized debt discount and expense, unamortized deferred charges, goodwill and other intangible assets and (ii) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2003 in the book value of any asset owned by the Consolidated Entities.

“Interest Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the twelve months then most recently ended, to (ii) Interest Expense for such period..

“Interest Expense” shall mean, for any period, solely with respect to the Consolidated Entities, the sum (without duplication) for such period of: (i) total interest expense, whether paid or accrued, of the Consolidated Entities, including fees payable in connection with the Credit Agreement, charges in respect of letters of credit and the portion of any Capitalized Lease Obligations allocable to interest expense, including the interest expense of consolidated joint ventures, but excluding amortization or write-off of debt discount and expense (except as provided in clause (ii) below), (ii) amortization of costs related to interest rate protection contracts and rate buydowns, (iii) capitalized interest, (iv) for purposes of determining Interest Expense as used in the Fixed Charge Coverage Ratio (both numerator and denominator) only, amortization of Capitalized Loan Fees, and (v) interest incurred on any liability or obligation that constitutes a Contingent Obligation of any Consolidated Entity.

“Interest Period” shall mean a period of one month commencing on the expiration of the preceding Interest Period (or, in the case of the first Interest Period, on the Closing Date). Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one month thereafter, provided, however, that if there is no such numerically corresponding day in such next succeeding month, such Interest Period shall end on the last day of such next succeeding month. If an Interest Period would otherwise end on a day which is not a Eurodollar Business Day, such Interest Period shall end on the next succeeding Eurodollar Business Day, provided, however, that if said next succeeding Eurodollar Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Eurodollar Business Day.

“Investment” shall mean, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of a Property or the assets of a business conducted by another Person, and (iii) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the Ordinary Course of Business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment. Notwithstanding the foregoing, Investments shall not include any Disposition Promissory Notes.

“IRS” shall mean the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

“Joint Venture” shall mean, as to any Person: (i) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Notwithstanding the foregoing, a Joint Venture of CNL shall include each Person, other than a Subsidiary, in which CNL owns a direct or indirect equity interest. Unless otherwise expressly provided, all references in the Loan Documents to a “Joint Venture” shall mean a Joint Venture of CNL.

“KSL Acquisition” shall mean that certain acquisition by CNL Resort Acquisition Corp. of certain Capital Stock of KSL Recreation Corporation pursuant to the KSL Stock Purchase Agreement, and the subsequent merger of KSL Recreation Group, Inc., through multiple iterative mergers, into KSL Recreation Corporation, all of which is to be consummated on the Closing Date.

“KSL Acquisition/Conversion Documents” shall have the meaning set forth in Section 6.5(2).

“KSL Conversion” shall mean each of the events contemplated in Schedule 0-6, including the conversion of certain CNL Resort Entities from corporations to limited partnerships and the execution of the CNL Resort Operating Leases.

“KSL Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of February 12, 2004 between CNL Acquisition Corp. and certain shareholders of KSL Recreation Corp.

“Lead Arranger” shall mean Deutsche Bank Securities, Inc., in its capacity as lead arranger for the credit facility evidenced by the Credit Agreement, together with its permitted successors and assigns.

“Lenders” shall mean each of the lenders from time to time party to the Credit Agreement, including any Assignee permitted pursuant to Section 11.8 of the Credit Agreement.

“LIBO Rate” shall mean, with respect to any Interest Period, the per annum rate for such Interest Period and for an amount equal to the amount of the Loan shown on Dow Jones Telerate Page 3750 (or any equivalent successor page) at approximately 11:00 A.M. (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as determined by the Administrative Agent of the rates at which deposits in immediately available U.S. dollars in an amount equal to the amount of the Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“LIBO Reserve Percentage” shall mean with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities. As of the Closing Date, the LIBO Reserve Percentage is zero, provided, however, there can be no assurance as to what such amount may be in the future.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance securing an obligation to make a payment or transfer property (including any conditional sale or other title retention agreement), any lease in the nature thereof, and any agreement to give any security interest.

“Loan” shall have the meaning given such term in Section 1.1 of the Credit Agreement.

“Loan Documents” shall mean the Credit Agreement, the Notes, the Fee Letter and each of the following (but only to the extent evidencing, guaranteeing, supporting or securing the obligations under the foregoing instruments and agreements): the Guaranty, the Pledge Agreement, and each other instrument, certificate or agreement executed by any Borrower Party in connection herewith, as any of the same may be Modified from time to time.

“Margin Stock” shall mean “margin stock” as defined in ‘Regulation U.

“Material Adverse Effect” shall mean with respect to CNL and CNL Partners and their Subsidiaries taken as a whole, any of the following (1) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of such Persons from and after the Statement Date, (2) a material impairment of the ability of any of such Persons to timely pay all amounts as they are to become due and payable or to otherwise perform under any Loan Document; (3) a material impairment of the overall value of the CNL Resort Properties, taken as a whole; or (4) a material adverse effect upon the legality, validity, binding effect or enforceability against any of such Persons of any Loan Document.

“Maturity Date” shall initially mean the Initial Maturity Date; provided that the

“Maturity Date” shall mean the Extended Maturity Date if the Borrowers extend the Initial Maturity Date in accordance with the terms and conditions of Section 1.4 of the Credit Agreement. The Maturity Date shall be subject to acceleration upon an Event of Default as otherwise provided in the Credit Agreement.

“Measuring Period” shall mean the period of four consecutive fiscal quarters ended on the last day of the Fiscal Quarter most recently ended as to which operating statements with respect to a Real Property have been delivered to the Lenders.

“Membership Cash Flow” shall mean dues paid in respect of private memberships in hotel, spa, and golf course facilities at a CNL Resort Property.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify”, “Modified,” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Cash Proceeds” shall mean with respect to any Disposition of any Property, any Financing with respect to any Property, or the issuance of any debt or equity Securities: (a) all cash consideration, as well as the value of all non-cash consideration (other than Disposition Promissory Notes, which shall be subject to the mandatory prepayment provisions set forth in Section 3.3(2)(B) of the Credit Agreement); less, but without duplication, (b) any repayment of any related Indebtedness permitted under Section 8.2 of the Credit Agreement, currently existing or incurred in the future with respect to the Property subject to a Disposition or Financing, to the extent required or permitted under the terms of the loan documents governing such Indebtedness, and any net payments made to a counterparty under Hedging Obligations incurred with respect to such Indebtedness in connection with the termination of such Hedging Obligations as a result of a subject Disposition, less (c) all purchase money Financing proceeds applied toward payment of the cash consideration for the purchase price or other costs of acquisition of any Property acquired in accordance with Section 8.5(3) or acquired with Indebtedness permitted under Sections 8.2(4) and 8.2(5) of the Credit Agreement, less (d) any amounts which, pursuant to the terms of any Indebtedness permitted under Section 8.2 of the Credit Agreement and incurred with respect to the Property subject to a Disposition or Financing, is required to be deposited in reserve accounts or paid to third parties, or subject to restrictions which preclude distribution to Lenders as otherwise required pursuant to Section 3.3 of the Credit Agreement, but only to the extent such amounts are required to remain so reserved, restricted or paid under the terms of the loan documents governing such Indebtedness; and less (e) transfer taxes, customary brokerage costs, reasonable legal fees and other customary and reasonable out of pocket costs actually paid to unaffihiated third parties in connection with such Disposition, Financing, or issuance. Notwithstanding the foregoing, (1) to the extent the Property subject to the Disposition or Financing is not Wholly-Owned, Net Cash Proceeds shall equal the sum of (a), (b), (c), (d) and (e) as the same is payable or allocable to the Borrower Parties or their Wholly Owned Subsidiaries, and any sums not so allocable (i.e. portions of the net proceeds allocable to Unaffihiated Partners) shall not be included in Net Cash Proceeds, and (2) Net Cash Proceeds shall not include the proceeds of any initial public offering of Securities of CNL to the extent applied to purchase the Advisor in accordance with Section 8.6.

“Net Hedging Obligations” shall mean, as of any date of determination, the excess (if any) of all “unrealized losses” over all “unrealized profits” of such Person arising from Hedging Obligations as substantiated in writing by the Borrowers and approved by the Administrative Agent. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Obligation as of the date of determination (assuming the Hedging Obligation were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Obligation as of the date of determination (assuming such Hedging Obligation were to be terminated as of that date).

“Net Income” shall mean, for any period, the net income (or loss), after provision for taxes, of the Consolidated Entities determined on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP, and including Membership Cash Flow, but excluding (i) any recorded extraordinary losses and extraordinary gains; and (ii) other non-cash charges and expenses (including non-cash charges resulting from accounting changes).

“Net Worth” means, at any date, the consolidated stockholders’ equity of the Consolidated Entities, excluding any: (i) Intangible Assets; and (ii) amounts attributable to Disqualified Capital Stock.

“Note” shall mean a promissory note in the form of that attached to the Credit Agreement as Exhibit E issued by the Borrowers at the request of a Lender pursuant to Section 3.1 of the Credit Agreement.

“Noticed Event of Default” shall mean (i) an Event of Default has occurred and is continuing; and (ii) Administrative Agent has notified the Borrower Parties in writing of such

Event of Default.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrowers or the other Borrower Parties to the Administrative Agent, the other Agents and the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“Officers’ Certificate” shall mean as to any entity, a certificate executed on behalf of such entity by a Responsible Officer.

“Ordinary Course of Business” shall mean, with respect to a specific Person, the ordinary course of such Person’s business, substantially as conducted by any such Person prior to and as of the Closing Date, and (A) undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document, and (B) which shall not in any event interfere with the ongoing operation of the Property of such Person in a manner consistent with similar properties and shall not interfere with the day-to-day operations of such Property as contemplated in the Loan Documents.

“Organizational Documents” shall mean: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.

“Participant” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title LV of ERISA which the Consolidated Entities or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

“Percentage Share” shall mean for any Lender at any date the percentage set forth next to such Lender’s name on Schedule G-l to the Credit Agreement, as the same may be Modified from time to time, including, without limitation, to reflect the addition or withdrawal of a Lender or the assignment of all or a portion of an existing Lender’s Percentage Share as permitted pursuant to Section 11.8 of the Credit Agreement.

“Permitted Encumbrances” shall mean any Liens with respect to the assets of the Borrowers consisting of the following:

(a)           Liens (other than environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b)           Statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the

Ordinary Course of Business for amounts which, if not resolved in favor of the Borrower Parties, could not result in a Material Adverse Effect;

(c)           Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(d)           Liens incidental to the conduct of the business of the Borrower Parties, including Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, easements, encroachments, building restrictions, minor defects, irregularities in title and other similar charges or encumbrances on the use of the assets of the Borrower Parties which do not interfere with the ordinary conduct of the business of the Borrower Parties and that are not incurred (i) in violation of any terms and conditions of the Credit Agreement; (ii) in connection with the borrowing of money or the obtaining of advances or credit, or (iii) in a manner which could result in a Material Adverse Effect;

(e)           Liens incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and other types of social security;

(f)            Any attachment orjudgment Lien not constituting an Event of Default;

(g)           Licenses (with respect to intellectual property and other property),

leases or subleases granted to third parties;

(h)           any (i) interest or title of a lessor or sublessor under any lease not prohibited by the Credit Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i)            Liens arising from filing UCC financing statements relating solely to leases not prohibited by the Credit Agreement;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(k)           Liens on personal property (other than the Capital Stock of any CNL Entities).

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Consolidated Entities or any ERISA Affiliate sponsors or maintains or to which the Consolidated Entities or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Multiemployer Plan.

“Pledge Agreements” shall mean the Pledge Agreements dated as of even date herewith from CNL, CNL Hospitality GP, CNL Hospitality LP and CNL Partners, in substantially the form attached to the Credit Agreement as Exhibit F, pursuant to which (i) CNL shall pledge to the Administrative Agent, for the ratable benefit of the Lenders, all of its direct ownership interests in each of its Pledged Subsidiaries; (ii) CNL Hospitality GP and CNL Hospitality LP shall each pledge to the Administrative Agent, for the ratable benefit of the Lenders, all of its respective direct ownership interests in CNL Partners, and (iii) CNL Partners shall pledge to the Administrative Agent, for the ratable benefit of the Lenders, all of its direct ownership interests in CNL Resort Holdings.

“Pledged Subsidiaries” shall mean each CNL Entity listed on Schedule 4.2 to the Credit Agreement.

“Pledgor” shall mean each pledgor under a Pledge Agreement.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Preferential Payment” shall have the meaning given such term in Section 1.6(5)

of the Credit Agreement.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by Deutsche Bank AG or any successor Administrative Agent at its principal office in New York, New York as its “prime rate”. The Prime Rate is a rate set by Deutsche Bank AG as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Deutsche Bank AG may designate. The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers. Each change in the Prime Rate will be effective on the day the change is announced within Deutsche Bank AG.

“Pro Forma Statement” shall have the meaning given such term in Section 6.1 of the Credit Agreement.

“Project” shall mean any hotel property, resort property, office building, mixed use property or other income producing project owned or controlled, directly or indirectly by a CNL Entity.

“Property” shall mean, collectively and severally, any and all Real Property and all personal property owned or occupied by the subject Person. “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.

“Public Company” shall mean that CNL has been the subject of an initial firmly underwritten offering of common stock of the company made pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-I or Form S-3 (as defined in the Securities Act) or any successor forms, by an investment banking firm of recognized national standing, and following which the common stock of the company is listed on the New York Stock Exchange or quoted on The Nasdaq National Market.

“Qualified Appraisal” means a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation) and all Requirements of Law applicable to Lenders, including in conformity with FIRREA, undertaken by an independent appraisal firm satisfactory to Administrative Agent, and providing an assessment of fair market value of the subject Real Property.

“Qualified Manager” shall mean each of the Persons listed on Schedule G-3 to the Credit Agreement and any wholly owned Subsidiary thereof.

“Real Property” means each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the CNL Entities (but shall not include leases of office space only or similar space leases not involving an entire parcel of real property).

“Reconstitution of the Board” shall mean that in conjunction with CNL becoming a Public Company, the expansion of the existing Board of Directors to nine members, five of whom shall be New York Stock Exchange qualified independent directors, and four of whom shall be CNL Principals.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“REIT” shall mean a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the

PBGC.

“Required Lenders” shall mean at any date, not less than two (2) Lenders holding not less than 66 2/3% of the outstanding principal portion of the Loan.

“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Adjusted LIBO Ra” shall mean the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate = LR
1-LRP

where
LR = LIBO Rate
LRP = LIBO Reserve Percentage

“Responsible Financial Officer” shall mean, with respect to any Person, the chief financial officer or treasurer of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, vice president, Responsible Financial Officer, general partner, managing member of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Restricted Cash” shall mean any cash or cash equivalents held by any Person with respect to which such Person does not have unrestricted access and unrestricted right to expend such cash or expend or liquidate such permitted Investments.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Indebtedness” shall mean that portion of the Total Liabilities that is secured by a Lien (excluding, however, the Indebtedness under the Credit Agreement).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Single Purpose Entity” shall mean shall mean a Person, other than an individual, which (A) is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in (i) with respect to CNL Resort, CNL Resort Hospitality GP, LLC and CNL

Recreation, LP; and (ii) with respect to CNL Resort GP, CNL Resort, (B) does not engage in any business unrelated to clause (A) above, (C) has not and will not have any assets other than those related to its activities in accordance with clauses (A) arid (B) above, (D) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (E) holds itself out as being a Person, separate and apart from any other Person, (F) does not and will not commingle its funds or assets with those of any other Person, (G) conducts its own business in its own name, (H) maintains separate financial statements and files its own tax returns (or if its tax returns are consolidated with those of CNL, such returns shall clearly identify such Person as a separate legal entity), (I) pays its own debts and liabilities when they become due out of its own funds, (J) observes all partnership, corporate, limited liability company or trust formalities, as applicable, and does all things necessary to preserve its existence, (K) except as expressly permitted by the Loan Documents, maintains an arm’s-length relationship with its Transactional Affiliates and shall not enter into any Contractual Obligations with any Affiliates except as permitted under the Credit Agreement, (L) pays the salaries of its own employees, if any, and maintains a sufficient number of employees in light of its contemplated business operations, (M) does not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, except with respect to the Loan (and the co-Borrower provisions set forth in the Credit Agreement) and as otherwise permitted under the Loan Documents, (N) does not acquire obligations of or securities issued by its partners, members or shareholders, (0) allocates fairly and reasonably shared expenses, including any overhead for shared office space, (P) uses separate stationery, invoices, and checks, (Q) does not and will not pledge its assets for the benefit of any other Person (except as permitted under the Loan Documents) or make any loans or advances to any other Person (except with respect to the Loan and the joint-Borrower provisions set forth in the Credit Agreement), (R) does and will correct any known misunderstanding regarding its separate identity, (S) maintains adequate capital in light of its contemplated business operations, and (T) has and will have a partnership or operating agreement, certificate of incorporation or other organizational document which complies with the requirements set forth in this definition.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination: (i) the fair saleable vaiue of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Statement Date” shall mean December 31, 2003.

“Subordinated Creditor” shall have the meaning given such term in Section 7.15(1) of the Credit Agreement.

“Subordinated Debt” shall have the meaning given such term in Section 7.15(1) of the Credit Agreement.

“Subsidiary” shall mean, with respect to any Person: (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, (c) with respect to CNL, any other Person in which CNL owns, directly or indirectly, any Capital Stock and which would be combined with CNL in the consolidated financial statements of CNL in accordance with GAAP; or (d) with respect to the CNL Resort Principal Entities, any other Person in which they own, directly or indirectly, any Capital Stock arid which would be combined with them in consolidated financial statements in accordance with GAAP.

“Subsidiary Entities” shall mean a Subsidiary or Joint Venture of a Person. Unless otherwise expressly provided, all references in the Loan Documents to a “Subsidiary Entity” shall mean a Subsidiary Entity of CNL.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Expense” shall mean (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the Consolidated Entities.

“Total Liabilities” shall mean, at any time, without duplication, the aggregate amount of (i) all Indebtedness of the Consolidated Entities reflected in the financial statements of CNL or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation, but not including any accounts payable and accruals incurred in the Ordinary Course of Business), plus (ii) all Indebtedness of all Joint Ventures reflected in the financial statements of such Joint Ventures or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation, but not including any accounts payable and accruals incurred in the Ordinary Course of Business) which are otherwise recourse to any Consolidated Entity or any of its assets or that otherwise constitutes Indebtedness of any Consolidated Entity (including any recourse obligations arising as a result of a Consolidated Entity serving as a general partner, directly or indirectly, in such Joint Ventures, unless such general partner is a corporation whose sole asset is its general partnership interest and who otherwise meets the criteria set forth in clauses (D) through (T) in the definition of Single Purpose Entity), plus (iii) all liabilities of the Consolidated Entities with respect to purchase and repurchase obligations, provided that any obligations to acquire fully-constructed Real Property shall not be included in Total Liabilities prior to the transfer of title of such Real Property.

“Transactional Affiliates” shall have the meaning given such term in Section 8.6 of the Credit Agreement.

“Unaffiliated Partner Interests” shall mean the Capital Stock of Unaffiliated Partners in a Subsidiary Entity of the Borrower Parties.

“Unaffiliated Partners” shall mean Persons who own, directly or indirectly at any tier, a beneficial interest in the Capital Stock of a Subsidiary Entity, but such Persons shall exclude: (i) the CNL Entities; (ii) Affiliates of CNL Entities; (iii) Persons whose Capital Stock or beneficial interest therein is owned, directly or indirectly at any tier, by the CNL Entities or their Affiliates.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 400l(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code fbr the applicable plan year.

“Wholly-Owned” shall mean, (A) with respect to Property “Wholly-Owned” by CNL or any CNL Resort Principal Entity, property 100% owned by such Person; and (B) with respect to any other Real Property, Capital Stock, or other Property owned or leased, that (i) title to such Property is held directly by, or such Property is leased by, CNL Partners, or (ii) in the case of Real Property or Capital Stock, title to such property is held by, or (in the case of Real Property) such Property is leased by, a Consolidated Entity at least 99% of the Capital Stock of which is held of record and beneficially by CNL Partners (or a Person whose Capital Stock is owned 100% by CNL Partners) and the balance of the Capital Stock of which (if any) is held of record and beneficially by CNL (or a Person whose Capital Stock is owned 100% by CNL).

Other Interpretive Provisions.

(1)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(2)           The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(3)           (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced;

(ii)           The term “including” is not limiting and means “including without limitation;”

(iii)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including;”

(iv)          The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible; and

(v)           The verb “exists” and its correlative noun forms, with reference to a Potential Default or an Event of Default, means that such Potential Default or Event of Default has occurred and continues uncured and unwaived.

(4)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent Modifications thereto, but only to the extent such Modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and (iii) references to any Person include its permitted successors and assigns.

(5)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.